                                           Filed Pursuant to Rule 424(b)(3)
                                           File No. 333-7202

                   [LOGO]

          [LOGO]
                             INTERCORP EXCELLE INC.
                        1,065,000 SHARES OF COMMON STOCK
              1,065,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    This Prospectus relates to an offering by Intercorp Excelle Inc., a Canadian corporation (the "Company") of 1,000,000 shares of common stock, no par value (the "Common Stock") and 1,065,000 redeemable common stock purchase warrants (the "Warrants"), through Sharpe Capital, Inc. the representative (the "Representative") and Aegis Capital Corporation and Klein Maus and Shire Incorporated (who, with the Representative, are collectively the "Underwriters"). This Prospectus also relates to the offering through the Underwriters of 65,000 shares of Common Stock by certain Selling Securityholders who are officers and directors of the Company (the "Selling Securityholders"). The Company will not receive any of the proceeds from the offering of the shares by the Selling Securityholders. The shares of Common Stock offered hereby are sometimes referred to as "Shares" herein. The offering of the Shares and Warrants hereby is sometimes referred to as the "Offering" herein. The Shares and Warrants are being offered and sold separately and will be separately transferable immediately upon issuance.

    Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment in certain events, during the four year period commencing on the date of this Prospectus (the "Effective Date"). The Warrants are subject to redemption by the Company at $.10 per Warrant, at any time commencing one year from the Effective Date (or earlier with the consent of the Representative) and prior to their expiration, on not less than 30 days' written notice to the holders of the Warrants, provided the closing bid price per share of Common Stock if traded on the Nasdaq SmallCap Market, or the last sales price per share if listed on the Nasdaq National Market or a national exchange, has been at least 150% ($9.00 per share) of the current Warrant exercise price, for a period of 20 consecutive business days ending on the third day prior to the date upon which the notice of redemption is given. The Warrants shall be exercisable until the close of the business date preceding the date fixed for redemption. See "Description of Securities--Warrants".

    Prior to the Offering, there has been no market for the Common Stock or Warrants, and there can be no assurance that a market will develop for the Company's securities in the future or that if developed, it will be sustained. The Company's Common Stock and Warrants have been approved for quotation on the Nasdaq SmallCap Market under the trading symbols "RENE" and "RENEW", respectively, and for the listing on the Boston Stock Exchange under the symbols "REN" and "RENW", respectively.

    The per share public offering price of the Shares and the Warrants and the exercise price and the other terms of the Warrants offered hereby were determined by negotiation between the Company and the Underwriters and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. See "Underwriting".
AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
       AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                COMMENCING ON PAGE 8 AND "DILUTION" ON PAGE 18.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          UNDERWRITING                                PROCEEDS TO
                                                         DISCOUNTS AND          PROCEEDS TO             SELLING
                                  PRICE TO PUBLIC        COMMISSIONS(1)          COMPANY(2)        SECURITYHOLDERS(3)
Per Share.....................         $5.00                  $.50                 $4.50                 $4.50
Per Warrant...................          $.10                  $.01                 $0.09                   --
  Total(4)....................       $5,431,500             $543,150             $4,595,850             $292,500

SEE FOOTNOTES ON INSIDE FRONT COVER

    The Common Stock and Warrants being sold by the Company and the Selling Securityholders are being offered by the Underwriters on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriters, subject to prior sale, and other conditions and legal matters. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders, in whole or in part, for the purchase of any of the securities offered notwithstanding tender by check or otherwise. It is expected that delivery of the certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Representative, 120 Broadway, 28th Floor, New York, New York 10005 on or about October 16, 1997.

SHARPE CAPITAL, INC.

              AEGIS CAPITAL CORP.

                            KLEIN MAUS AND SHIRE INCORPORATED

                The date of this Prospectus is October 9, 1997.

(1) Does not include additional consideration to be received by the Underwriters in the form of (i) a non-accountable expense allowance equal to 3% of the gross offering proceeds (of which $50,000 has been paid), (ii) any value attributable to the Underwriters' Warrant ("Underwriters' Warrant") entitling the Underwriters to purchase up to 106,500 shares of Common Stock and/or 106,500 Warrants at a price per share equal to 165% of the initial public offering price per Share and per Warrant, and (iii) a financial consulting agreement with the Representative for a period of thirty-six months for an aggregate consideration of $88,000 payable in full on the closing of the Offering. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting".

(2) After deducting discounts and commission payable to the Underwriters, but before payment of the Underwriters' non-accountable expense allowance of $153,195 (or $176,174 if the Over-Allotment Option, defined below, is exercised in full) or the other expenses of the Offering, estimated at $321,805 payable by the Company. See "Underwriting".

(3) Before deducting the 3% nonaccountable expense allowance being paid by the Selling Securityholders to the Underwriters of $9,750 ($11,213 if the Over-Allotment Option is exercised in full).

(4) The Company and the Selling Securityholders have granted the Underwriters an option, exercisable for 45 days after the Effective Date to purchase up to an additional 150,000 shares of Common Stock and/or 159,750 Warrants from the Company and 9,750 shares of Common Stock from the Selling Securityholders upon the same terms and conditions set forth above, solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to the Selling Securityholders will be $6,246,225, $624,623, $5,285,227 and $336,375, respectively. See "Underwriting".

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK OR WARRANTS TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK OR WARRANTS MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

    The Company and its officers, directors and auditors are residents of Canada and subsequently all of the assets of the Company are or may be located outside the United States. As a result, service of process may be effected upon the Company through the offices of Gersten, Savage, Kaplowitz & Fredericks, LLP in New York, but it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or state securities laws. The Company has been advised by its Canadian legal counsel, Wildeboer Rand Thomson Apps & Dellelce, that a judgment of a United States court predicated solely upon civil liability under the Securities Act would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. However, there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. The Company has also been advised by its Canadian legal counsel Wildeboer Rand Thomson Apps & Dellelce that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

    The Company maintains its books of account in Canadian dollars, but has provided the financial data in this Prospectus in United States dollars with its audit conducted in accordance with generally accepted auditing standards in the United States of America. All references to dollar amounts in this Prospectus, unless otherwise indicated, are in United States dollars.

    The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On October 8, 1997, the exchange rate was Cdn$1.00 per US$.7287.

                                                                                  YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                                           1993       1994       1995       1996
                                                                         ---------  ---------  ---------  ---------
RATE AT END OF PERIOD..................................................  $  0.7576  $  0.7143  $   .7353  $  0.7299
AVERAGE RATE DURING PERIOD.............................................     0.7752     0.7299     0.7299     0.7353
HIGH...................................................................     0.7519     0.7092     0.7299     0.7299
LOW....................................................................     0.7576     0.7143     0.7353     0.7299

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO INTERCORP EXCELLE INC. AND ITS WHOLLY-OWNED SUBSIDIARIES KALMATH INVESTMENTS LIMITED ("KALMATH") A HOLDING COMPANY, EXCELLE BRAND FOODS CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF KALMATH, AND INTERCORP FOODS LTD. ALL INFORMATION IN THIS PROSPECTUS, UNLESS OTHERWISE NOTED, ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION OR THE UNDERWRITERS' WARRANT.

                                  THE COMPANY

    The Company is in the business of developing, manufacturing, marketing, and distributing salad dressings, sauces, dips, marinades and mayonnaise. The Company distributes a branded line of gourmet salad dressings to supermarkets, gourmet stores and specialty shops, primarily in Canada, under the name "Renee's Gourmet-TM-." Salad dressings, dips, sauces, marinades and mayonnaise are also distributed under the brand name "Excelle" and under private labels for both retail and food service establishments, including supermarkets, restaurants, hotels, hospitals, schools and other institutional cafeterias throughout Canada and the United States. The Company markets over 200 products. Management believes, based on the number of grocery store chains and gourmet stores that carry the Company's products, that its products are sold in over 2,500 retail outlets. Renee's has the largest market share of any refrigerated salad dressing in Canada according to a recent A.C. Nielsen report.

    The "Renee's Gourmet-TM-" line is distributed in most supermarkets in Canada, including but not limited to, A&P, National Grocers, Oshawa Foods and Provigo. The "Excelle" line is primarily distributed to food service establishments, including, but not limited to, Scott's Hospitality/KFC and Prime Restaurants. The Company's private labels include Shaw's (USA), Sobey's, President's Choice, Master Choice and Wegman's. The private labels are sold under one of such names or the supermarkets' own name to most supermarkets that sell the "Renee's Gourmet-TM-" line.

    All of the products in the "Renee's Gourmet-TM-" line are primarily made from natural ingredients and are preservative and MSG free. Certain of the Company's products are also designed to serve certain specific health conscience markets. For example, the Company markets some products which are made without milk, sugars or oils for consumers who are lactose intolerant, diabetics, or allergy-prone. The Company recently introduced its "Renee's Gourmet Naturally Light-TM-" line which is low in fat and intended for the growing diet and health conscience market. Management intends to introduce an extension of the "Renee's Gourmet-TM-" line which would include low-fat marinades and sauces, as well as further exploring a line of its products to a kosher designation.

    The Company's products are sold to supermarkets in a variety of bottle sizes and in one gallon containers and individual portion cups and pouches for food service establishments. The Renee's Gourmet-TM- salad dressings are sold in the produce section of supermarkets and require refrigeration. Management believes that it is an advantage to sell its products in the produce section because fewer competing products are generally sold in the produce section and because such products naturally complement lettuce and other vegetables sold in the produce section. Where possible, the Company seeks to display its sauces and marinades in the meat and poultry sections of supermarkets. The dressings have a three to nine month refrigerated shelf life depending on the particular product.

    The Company's strategy is to continue to capitalize on the significant brand name recognition of its Renee's line by increasing the amount of supermarkets carrying its products, increasing the amount of products carried by such stores and to penetrate other geographic markets including the United States. The Company also intends to acquire or license other existing sauces and marinades products for marketing through its established distribution network. In addition, the Company intends to continue to expand its food service distribution business by entering into agreements with large restaurant and hotel chains.

    Intercorp Excelle Inc. was formed in Canada in April 1997 to consolidate the business of its three wholly-owned subsidiaries, Excelle Brand Foods Corporation, a Canadian company, established in 1987 to produce and distribute products under the Excelle brand name, as well as private label products, Kalmath Investments Limited, and Intercorp Foods Ltd., a Canadian company, established in 1985 to distribute products under the Renee's Gourmet-TM- line.

    The Company's principal offices are located at 1880 Ormont Drive, Toronto, Ontario, Canada M9L 2V4 and its telephone number is (416) 744-2124.

                                  THE OFFERING

Securities Offered................  1,000,000 Shares of Common Stock and 1,065,000 Warrants
                                    by the Company and 65,000 Shares by the Selling
                                    Securityholders. The Shares and the Warrants (sometimes
                                    hereinafter collectively referred to as the
                                    "Securities") may be purchased separately and will be
                                    transferable separately upon issuance. Each Warrant is
                                    exercisable at an exercise price of $6.00 per share. The
                                    exercise price of the Warrants is subject to adjustment
                                    in certain circumstances. The Warrants are exercisable
                                    during the four year period commencing on the Effective
                                    Date. The Warrants are redeemable by the Company
                                    commencing one year from the Effective Date (or earlier
                                    with the consent of the Representative) at a price of
                                    $.10 per Warrant on 30 days' prior written notice
                                    provided the last sales price of the Common Stock for 20
                                    consecutive business days equals or exceeds 150% of the
                                    current Warrant exercise price. See "Description of
                                    Securities", "Principal Stockholders and Selling
                                    Securityholders" and "Underwriting".
Common Stock Outstanding
  Prior to Offering(1)............  3,075,000
Common Stock to be
  Outstanding After the
  Offering(1).....................  4,075,000
Warrants Outstanding Prior to
  Offering(2).....................  175,000
Warrants to be Outstanding After
  the Offering(2).................  1,240,000
Use of Proceeds...................  The net proceeds to the Company from the sale of the
                                    Securities are estimated to be approximately $4,120,850,
                                    after deducting commissions and expenses of the Offering
                                    estimated at $475,000. The Company intends to use the
                                    net proceeds of this Offering for improvements in its
                                    manufacturing capabilities, down payment for the
                                    purchase of its leased facilities, selling and
                                    marketing, the repayment of certain indebtedness, and
                                    for working capital and general corporate purposes
                                    including potential synergistic acquisitions. See "Use
                                    of Proceeds".
Risk Factors......................  The Securities offered hereby are speculative and involve a high degree of risk and should not be
                                    purchased by anyone who cannot afford the loss of his or
                                    her entire investment. See "Risk Factors" and
                                    "Dilution".
Nasdaq SmallCap Market
  Symbols(3)......................  Common Stock--RENE
                                    Warrants--RENEW
Boston Stock Exchange
  Symbols(3)......................  Common Stock--REN
                                    Warrants--RENW

------------------------

(1) Does not include an aggregate of 500,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the Company's Stock Option Plan (the "Plan"), 200,000 of which have been granted. See "Management-Stock Option Plan".

(2) Includes 175,000 warrants (the "Bridge Warrants") issued in connection with the Company's May 1997 bridge financing. The holders of the Bridge Warrants have the right to exchange such warrants into warrants identical to the Warrants offered hereby. See "Description of Securities-Bridge Warrants".

(3) The symbols do not imply that a liquid and active market will develop or be sustained for the Securities upon completion of the Offering.

                     SUMMARY COMBINED FINANCIAL INFORMATION

    The summary financial information set forth below is qualified by and should be read in conjunction with the Combined Financial Statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                                           THREE MONTHS ENDED
                                                                                               APRIL 30,
                                                            YEAR ENDED JANUARY 31,            (UNAUDITED)
                                                          ---------------------------  --------------------------
                                                              1996          1997           1996          1997
                                                          ------------  -------------  ------------  ------------
STATEMENT OF INCOME DATA
Revenues................................................  $  8,457,288  $  10,459,655  $  2,309,733  $  2,780,557
Gross profit............................................     2,070,404      2,859,721       604,231       847,999
Income from operations..................................       182,218        484,452       116,630       135,224
Net income..............................................       421,431        293,961        73,836        79,153
Earnings per share before extraordinary items...........          0.03           0.10          0.02          0.03
Extraordinary items per share...........................          0.11       --             --            --
Earnings per share after extraordinary items............          0.14           0.10          0.02          0.03
Weighted average number of shares outstanding...........     3,075,000      3,075,000     3,075,000     3,075,000

                                                                                   AT APRIL 30, 1997
                                                        AT JANUARY 31,                (UNAUDITED)
                                                  --------------------------  ----------------------------
                                                      1996          1997         ACTUAL     AS ADJUSTED(1)
                                                  ------------  ------------  ------------  --------------
BALANCE SHEET DATA
Working capital.................................  $     52,003  $    367,300  $    295,235   $  4,348,085
Total assets....................................     3,748,482     3,058,747     4,807,999      8,860,849
Long-term debt..................................       751,034       746,195       698,926        630,926
Total liabilities...............................     3,243,717     2,246,505     3,925,668      3,857,668
Stockholders' equity............................       504,765       812,242       882,331      5,003,181

------------------------

(1) Reflects the issuance of the 1,000,000 Shares and 1,065,000 Warrants offered hereby and the application of the net proceeds therefrom.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH INVESTMENTS IN THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

    1. INTENSE COMPETITION IN DRESSING MARKET. The Company's business is subject to significant competition. The refrigerated salad dressing market is highly competitive. Outside the refrigerated sector of the industry, Kraft is the largest competitor in the retail sector. The Company is not a significant competitor in the shelf-stable sector of the industry. The primary food service sector competitors that the Company faces are also Kraft, Select, Hellmann's and Richardson's.

    The Company's Renee's Gourmet-TM- brand products compete with other larger and better capitalized food companies that manufacture refrigerated dressings. The larger competitors who also place their products in the refrigerated produce or dairy sections in the United States include Dean's Foods which distributes Marie's brand salad dressings, T. Marzetti's, an independent manufacturer, and Naturally Fresh, which three companies comprise approximately 85% of the United States market. Another significant competitor in the refrigerated section in the United States includes Walden's.

    The private label industry is also highly competitive. Manufacturers compete on price, quality and taste and contracts are awarded based primarily on these criterion. The Company has been successful in competing for private label agreements with several supermarket chains and food service institutions. There are no assurances that the Company will continue to be able to provide prices acceptable to its customers.

    There are also regional competitors that the Company competes with. Certain of the Company's competitors have greater financial and other resources than the Company. See "Business--Competition".

    2. SECURED LOANS; EXISTENCE OF LIENS ON SIGNIFICANT PORTION OF ASSETS. A substantial portion of the Company's assets have been pledged as security for a credit facility with National Bank of Canada. The credit facility includes a Cdn$900,000 revolving demand loan, Cdn$1,332,536 in non-revolving demand loans, Cdn$350,000 U.S. currency forward contract and a Cdn$30,000 business MasterCard. The credit facility is secured by assets of the Company including assignment of the Cdn$200,000 life insurance policy on Arnold Unger, the Cdn$150,000 life insurance policy on Renee Unger, and the Company's accounts receivable, inventory, and all intangible property. The credit facilty is further secured by pledges of the outstanding shares of the Company's subsidiaries, however, under the terms of the credit facility, voting control must remain with the Company's Chief Executive Officer, Arnold Unger and President, Renee Unger. The credit facility has been additionally guaranteed by the Company's officers, Renee Unger and Arnold Unger, in the amount of $250,000 each. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions".

    There are certain restrictions on debt to equity ratios along with other negative and affirmative covenants. The aforementioned pledge of security makes such assets unavailable to secure additional debt financing, which may affect the Company's ability to borrow further in the future.

    3. UNCERTAINTIES OF GOVERNMENT REGULATION. The Company is subject to various Canadian and United States regulations relating to health and safety standards. The Company is also responsible for adhering to environmental standards for manufacturing facilities. Regulations in new markets and future changes in existing regulations may adversely impact the Company by raising the cost of production and delivery of dressings and sauces and/or by affecting the perceived healthfulness of the Company's products. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves. Because the Company sells a portion of its products in the United States, the Company must comply with federal regulations administered by the United States Food and Drug Administration (the "FDA") and the United States Department of Agriculture. Food labeling regulations administered by the Secretary of Health and Human Services through the FDA subject the Company to uniform labeling and certain other labeling requirements for its products. See "Business--Government Regulation".

    4. UNCERTAINTY OF NEW PRODUCT DEVELOPMENT AND NO ASSURANCE OF MARKET ACCEPTANCE. The perpetuation of the Company's success is dependent upon continued name recognition and acceptance of the Company's existing and new products. No assurances can be made that any or all products will achieve or maintain consumer acceptance. The Company has been developing new flavors and types of sauces for Renee's Gourmet-TM- brand products along with the Excelle brand and private labels. The Company has especially focused on increasing its low-fat and fat-free line of dressing products since low-fat food production is the fastest growing sector of the refrigerated industry. There are no assurances that this trend will persist or that the Company will have the ability to successfully introduce or market any of its new products. Continued product development and commercialization efforts are subject to all of the risks inherent in the development of new products including achieving market acceptance, competition, compliance with labeling and other government regulations and access to limited shelf space. There is no assurance that the Company will be able to develop, manufacture and distribute new products which achieve market acceptance. See "Business".

    5. UNCERTAINTY AS TO COMPANY'S ABILITY TO EXPAND INTO UNITED STATES AND OTHER MARKETS. The Company's sales in the United States have been limited to private label products. The Company's brand products do not have name recognition in the United States market. The Company's strategy is to penetrate into the U.S. market and to introduce its brand products into other markets. The U.S. market for refrigerated dressings is highly competitive. In order to penetrate the U.S. and other markets, the Company will have to devote significant resources to advertising and marketing in such countries in order to develop consumer awareness of its products and to procure sufficient shelf space for its products. There can be no assurance that the Company will be successful in its efforts. The Company intends to devote a portion of the net proceeds of this Offering toward the expansion into the U.S. market and other markets. See "Business".

    6. LIMITED SHELF-SPACE. The Company's products require refrigeration and are primarily marketed in the produce section where there is substantial competition for limited shelf-space. There is no assurance that the Company will be able to acquire additional shelf-space for its products or maintain its current space. In order to receive shelf-space, the Company often offers discounted initial product shipments, advertising allowances or cash. No assurances may be given that the Company will be able to continue to pay these expenses.

    7. RAW MATERIAL SHORTAGE. The availability and favorable pricing of fresh ingredients for the manufacture of salad dressings, dips, marinades and mayonnaise are factors that the Company cannot control. The Company experienced a decrease in the price of vegetable oil and sugar that was offset by an increase in the price of eggs and cheeses in the past year. If the Company cannot be supplied with the raw materials necessary and at favorable prices, the Company could be adversely affected by having to discontinue certain flavors, substitute traditional ingredients for others and/or raise prices. Alteration of products may affect consumer choices and sales and may have a materially adverse effect on the Company's business. See "Business--Manufacturing".

    8. LACK OF PATENT PROTECTION FOR MANUFACTURING PROCESSES OR RECIPES. The Company holds no patents on either its manufacturing processes or recipes. Management believes that it provides better protection of its recipes from competitors by not patenting them, thereby keeping them secret. No assurances can be made that any of the recipes or the manufacturing process would satisfy the requirements for a patent, or if a patent were issued, that it would be enforceable. See "Business--Patents and Trademarks".

    9. SEASONAL FLUCTUATION IN COMPANY'S BRANDED SALAD DRESSING SALES. The Company's business, particularly its retail branded dressing segment, is subject to the seasonal variations of the refrigerated salad dressing industry that revolve around the prime produce season in the spring and summer months. Beginning in March through May, the Company increases its production and sales of goods. The Company also experiences surges in sales during November and December. The seasonality of its business has been substantially decreased as a result of the Company's increase in the food service segment, private label business and non-salad dressing products such as sauces, which is consistent throughout the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    10. DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend to a significant extent on the efforts of key management personnel, including Renee Unger, its President, Arnold Unger, its Chief Executive Officer, and other key personnel. The Company has entered into employment agreements with Arnold Unger and Renee Unger and other key employees. The loss of one or more of these key employees could have a material adverse effect on the Company's business. The Company anticipates acquiring key-person life insurance policies on its executive officers. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified management, technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business. See "Management".

    11. CONTROL BY EXISTING STOCKHOLDERS. Upon the completion of this Offering, the Company's management collectively beneficially own 70% (67% if the Underwriters' Over-Allotment Option is exercised in full) of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect the majority members of the Board of Directors and decide matters requiring stockholder approval. See "Principal Stockholders and Selling Securityholders".

    12. PRODUCT LIABILITY CLAIMS. Although the Company has not been subject to any claims for product liability, the Company could be subject to future product liability claims in connection with the food products that it sells. As the Company expands its food products lines and distributes more products into the marketplace, the Company's exposure to such potential liability will also increase. The Company currently maintains product liability insurance in the amount of Cdn$2,000,000 (Cdn$50,000 limit for product recall), however, this policy only covers certain claims and the cost of legal fees involved in the defense of such claims which are either covered under the policy or alleged in such manner as to invoke the insurer's duty to defend the Company. The Company also maintains umbrella liability coverage in excess of comprehensive coverage in the amount of Cdn$5,000,000. There is no assurance that such coverage would be adequate in terms and scope to protect the Company in the event of a successful product liability claim. No assurance can be given that the Company will be able to maintain the existing coverage or obtain additional coverage at commercially reasonable rates. To the extent product liability losses are beyond the limits or scope of the Company's insurance coverage, the Company could experience a material adverse effect upon its business, operations, profitability, and assets.

    13. DEPENDENCE ON THIRD PARTY FREIGHT HAULERS. The Company is dependent on independent freight haulers to ship the Company's products to distribution facilities. The ability of the Company to control its freight expenses is a significant factor in the Company's gross profit margin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". There is no assurance that the Company will be able to maintain acceptable freight pricing and arrangements. Furthermore, a labor slowdown, strike or other matters beyond management's control may adversely affect the Company's ability to ship its products on a timely basis or at all. See "Business".

    14. DEPENDENCE ON MAJOR CUSTOMER. Approximately 11% of the Company's revenues is derived from sales to Scott Hospitality/KFC. Although the Company has entered into a written agreement with Scott Hospitality/KFC, either party may elect not to renew the agreement when it terminates on December 1, 1997. There is no assurance that the Company will maintain its relationship with Scott Hospitality/KFC, or that Scott Hospitality/KFC will renew the agreement with the Company. In the event

Scott Hospitality/KFC does not renew the agreement or otherwise continues acquiring product from the Company, the Company's business and results of operations would be materially adversely effected.

    15. POTENTIAL REINSTATEMENT OF SETTLED CLAIMS. In 1996, the Company entered into written agreements with several of its trade creditors, with respect to claims of past due trade payables. The agreements provided for foregiveness of those claims in the amount of approximately $557,415, net of related expenses. Some of these agreements provide that if the Company defaults on payments to a trade creditor for the amount remaining owed under such agreement then the Company would be liable for the entire claimed amount owed to such creditor. Default by the Company on such agreements would have a material adverse effect on the Company's financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    16. NO PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock and/or Warrants. Accordingly, there can be no assurance that an active trading market will develop and be sustained upon the completion of this Offering. The initial public offering price of the Common Stock and/or Warrants has been determined by negotiations between the Company and the Representative and does not necessarily bear any relation to the Company's asset value, earnings or other objective criteria. See "Underwriting". The stock market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Although it has no obligation to do so, the Representative intends to engage in market-making activities or solicited brokerage activities with respect to the purchase or sale of the Common Stock and Warrants in the Nasdaq SmallCap Market. However, no assurance can be given that the Representative will continue to participate as a market-maker in the securities of the Company or that other broker/ dealers will make a market in such securities which may adversely impact the liquidity of the securities. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results, may also have a significant impact on the market price of such securities. See "Description of Securities".

    17. IMMEDIATE AND SUBSTANTIAL DILUTION. This Offering involves an immediate and substantial dilution to investors. Purchasers of Shares in the Offering will incur an immediate dilution of $3.79 per Share in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 76% of the initial public offering price per Share. Investors in the Offering will pay $5.00 per Share, as compared with an average cash price of $.26 per share of Common Stock paid by existing stockholders. See "Dilution".

    18. BROAD DISCRETION IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS; SUBSTANTIAL PROCEEDS TO REPAY DEBT. Approximately 31% of the net proceeds of this Offering will be applied to working capital and general corporate purposes. This includes a portion of the net proceeds of this Offering currently allocated to working capital for potential acquisitions. As of the Effective Date, the Company has not identified any particular acquisition targets. Stockholders of the Company may have no opportunity to approve specified acquisitions or to review the financial condition of any potential target. Accordingly, management of the Company will have broad discretion over the use of proceeds. Approximately 18% of the net proceeds of this Offering will be used to repay Company indebtedness, including $681,250, or 16% of the net proceeds, to repay the bridge financing incurred in May 1997. See "Use of Proceeds".

    19. NEED FOR ADDITIONAL FINANCING. The Company believes that the proceeds of the Offering will, together with revenues from operations, be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this Offering. In addition, a part of the Company's strategy is to acquire companies with related and complementary businesses, although the Company has not presently identified any specific acquisitions. The continued expansion and operation of the Company's business beyond such 24 month period and its ability to make acquisitions may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company may not be able to achieve all of its business plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    20. SHARES ELIGIBLE FOR FUTURE SALE. Of the 4,075,000 shares of Common Stock of the Company to be outstanding upon completion of this Offering, 65,000 are being registered and resold by the Underwriters for the Selling Securityholders and 2,835,000 shares shall be "restricted securities," which are owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Act. Absent registration under the Act, the sale of such shares is subject to Rule 144, as promulgated under the Act. All of the "restricted securities" are eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. Holders of 2,900,000 shares of Common Stock are affiliates of the Company. All of the Company's shareholders who are affiliates have agreed not to sell or otherwise dispose of any of their shares of Common Stock now owned or issuable upon the exercise of any option for a period of 18 months from the Effective Date, without the prior written consent of the Representative. The remaining 175,000 shares or Common Stock outstanding are eligible for resale under Rule 144 on May 22, 1998, subject to a 12 month lock up during which such shares may not be sold without the prior written consent of the Representative who has agreed not to release such lock-up. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale".

    21. NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. The Company is also restricted from declaring dividends under certain covenants with debt holders. See "Dividends".

    22. NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET. Prior to this Offering, there has been no established public trading market for the Company's Common Stock or Warrants and there is no assurance that a public trading market for the Company's securities will develop after the completion of this Offering. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be sustained.

    The Company's Common Stock and Warrants have been approved for listing on the Nasdaq SmallCap Market upon the Effective Date. The Commission has recently approved new rules imposing criteria for listing of securities on the Nasdaq SmallCap Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq SmallCap Market, an issuer, among other things, must have at least $4,000,000 in net tangible assets, $5,000,000 in market value of the public float and a minimum bid price of $4.00 per share. For continued listing, an issuer, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, its Common Stock and Warrants may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Company's Common Stock or Warrants, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock or Warrants.

    23. PENNY STOCK REGULATION. In the event that the Company is unable to satisfy the maintenance requirements for the Nasdaq SmallCap Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or listed on an exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock and Warrants would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and Warrants and the ability of purchasers in this Offering to sell their Common Stock and Warrants in the secondary market. There is no assurance that trading in the Common Stock and Warrants will not be subject to these or other regulations that would adversely affect the market for such securities.

    24. POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, commencing one year after the Effective Date (or earlier with the consent of the Underwriters) and prior to their expiration; provided that (i) prior notice of not less than 30 days is given to the Warrantholders; (ii) the closing bid price of the Common Stock on each of the 20 consecutive business days ending on the third business day prior to the date on which the Company gives notice of redemption has been at least $9.00; and (iii) Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less then the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants".

    25. REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Warrants offered hereby are not exercisable unless, at the time of exercise, (i) there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws in the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the

Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over sixteen months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for at least nine months following the date of this Prospectus or until July 8, 1998 assuming a post effective amendment is not filed by the Company. The Warrants will be separately tradeable and separately transferable from the Common Stock offered hereby immediately commencing on the Effective Date. The Company intends to qualify the Warrants and the shares of Common Stock issuable upon exercise of the Warrants in a limited number of states, although certain exemptions under state securities ("blue sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing shares of Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the holders of the Warrants reside. In such a case, the Warrants of those holders will expire and have no value if such Warrants cannot be exercised or sold. See "Description of Securities".

    26. NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS. Although the Common Stock and the Warrants will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy the Common Stock or Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company could be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. If the Company was unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available in such jurisdiction, in order to realize any economic benefit from the purchase of the Warrants, a holder might have to sell the Warrants rather than exercising them. No assurance can be given, however, as to the ability of the Company to effect any required registration or qualification of the Common Stock or Warrants in any jurisdiction in which registration or qualification has not already been completed. See "Description of Securities--Warrants".

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of Securities offered hereby at public offering prices of $5.00 per Share and $.10 per Warrant, after deducting underwriting commissions and offering expenses to be paid by the Company, is estimated to be $4,120,850. The Company expects to apply the net proceeds of the Offering as follows:

                                                                    APPROXIMATE   PERCENTAGE OF
APPLICATION OF PROCEEDS                                                AMOUNT     NET PROCEEDS
------------------------------------------------------------------  ------------  -------------
Repayment of Bridge Notes (1).....................................  $    681,250          16%
Sales and Marketing(2)............................................  $    627,000          15%
Purchase of Currently Leased Facilities(3)........................  $    525,000          13%
Property and Equipment(4).........................................  $    500,000          12%
Hire Additional Sales and Operations Personnel(5).................  $    200,000           5%
Research and Development..........................................  $    150,000           4%
Payment of Financial Advisory Fee(6)..............................  $     88,000           2%
Repayment of Long Term Debt(7)....................................  $     68,000           2%
Working Capital(8)................................................  $  1,281,600          31%
                                                                    ------------        -----
Total.............................................................  $  4,120,850         100%
                                                                                        -----
                                                                                        -----

------------------------

(1) On the consummation of this Offering, the Company is obligated to repay the principal of the Bridge Notes in the aggregate principal amount of $625,000, plus accrued and unpaid interest of approximately $56,250. The Bridge Notes accrue interest on the principal amount at the rate of 12% per annum. The proceeds from the Bridge Notes were used for working capital purposes and to repay certain debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

(2) The net proceeds allocated to marketing and sales are expected to be applied towards the promotion of the Company's main brands in their respective key markets, including the United States, over the next 24 months. The proceeds are intended to be applied to product development, market research, point of sale materials, event participation and sponsorships, paid media advertising, distributor incentive programs and sales person incentive programs.

(3) The Company anticipates purchasing the facilities it is currently leasing. See "Business--Properties and Facilities". The net proceeds allocated to purchasing the leased facilities are expected to be applied towards a portion of the purchase price. The balance of the purchase price is expected to be financed and paid over time from the Company's operations.

(4) The net proceeds allocated to property and equipment purchases in the next 24 months are expected to be applied towards the expansion and improvement of the Company's production capacity.

(5) The Company anticipates hiring additional sales and operations employees and has allocated these net proceeds to fund certain incremental costs over the next 24 months.

(6) $88,000 will be paid to the Underwriters pursuant to a three-year financial advisory agreement, all of which is payable upon consummation of the Offering.

(7) The net proceeds allocated to repayment of long term debt is to pay in full the outstanding principal balance and accrued and unpaid interest of the Business Development Bank of Canada loan due August 2001. The loan is repayable in blended monthly payments of $1,200 principal and interest at a floating commercial and industrial loan rate, plus 2.5% per annum. The loan is secured by personal guarantees by Arnold Unger and Renee Unger in the amount of Cdn$50,000 each and a lien on the Company's assets. See "Certain Transactions".

(8) The net proceeds allocated to working capital includes funds for general corporate purposes including possible strategic acquisitions, although the Company has not identified any definite acquisition candidate.

    The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.

    Any additional net proceeds realized from the exercise of the Over-Allotment Option (up to approximately $689,377) will be added to the Company's working capital.

    Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

    The Company estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of 24 months from the completion of this Offering. In the event that the Company consummates any acquisition, although no specific acquisition has been identified, such funds will be derived from the funds currently allocated to working capital or from revenues generated from the Company's operations.

                                DIVIDEND POLICY

    The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business. The Company is restricted from declaring dividends under loan agreements between the Company and certain lenders. Unless the Company obtains the lenders' consent, or the Company repays or refinances the loan agreements, the Company may not declare or pay dividends.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 1997 and as adjusted to reflect the sale of 1,000,000 Shares and 1,065,000 Warrants offered hereby and the estimated net proceeds therefrom and the Bridge Financing of up to $625,000 12% promissory notes and 175,000 shares of Common Stock and 175,000 Common Stock purchase warrants and the estimated net proceeds therefrom. The information provided below should be read in conjunction with the other financial information included elsewhere in this Prospectus.

                                                                                             APRIL 30, 1997
                                                                                      ----------------------------
                                                                                         ACTUAL      AS ADJUSTED
                                                                                      ------------  --------------
Long-term debt, less current maturities.............................................  $    698,926   $    630,926
                                                                                      ------------  --------------
Shareholders' equity:
    Capital Stock, unlimited shares authorized: 2,900,000 issued and outstanding               380      4,121,230
      (1); and 4,075,000 issued and outstanding as adjusted (2).....................
Foreign currency transaction adjustment.............................................       -41,213        -41,213
Retained earnings...................................................................       923,164        841,914
                                                                                      ------------  --------------
    Total shareholders' equity......................................................       882,331      4,921,931
                                                                                      ------------  --------------
    Total capitalization............................................................  $  1,581,257   $  5,552,857
                                                                                      ------------  --------------
                                                                                      ------------  --------------

------------------------

(1) Represents the rollover of the 200 Shares in the existing companies into 2,900,000 shares of Common Stock of the Company. Does not include 500,000 shares of Common Stock provided for issuance under the Company's Stock Option Plan of which options to purchase up to 200,000 shares have been granted.

(2) Reflects 175,000 shares of Common Stock issued in conjunction with bridge financing and the issuance of the 1,000,000 Shares by the Company. Assumes no exercise of the Warrants, the Underwriters' Warrant or the Over-Allotment Option.

                                    DILUTION

    Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per Share represents the amount of the Company's total assets minus the amount of its liabilities and intangible assets divided by the number of shares outstanding. As of April 30, 1997, after giving effect to the Bridge Financing of $625,000 12% promissory notes, 175,000 shares of Common Stock and 175,000 common stock purchase warrants, the net tangible book value of the Company's Common Stock was $801,081 or $0.26 per share. Without taking into account any changes in net tangible book value after April 30, 1997, other than to give effect to the Bridge Financing, and other than to give effect to the sale of the Shares and Warrants offered hereby and the receipt of the net proceeds of this Offering, the pro forma net tangible book value of the Company as of April 30, 1997 would have been $4,921,931 or $1.21 per Share. Consequently, there will be an immediate increase in net tangible book value of $0.95 per Share to the existing shareholders and an immediate substantial dilution (i.e. the difference between the offering price of $5.00 and the pro forma net tangible book value per Share after the Offering) of $3.79 or 76% to new investors purchasing the Shares offered hereby.

    The following table illustrates, as of April 30, 1997, this per share dilution:

Public offering price per Share.................................                  5.00
    Net tangible book value before Offering(1)..................       0.26
    Increase per Share attributable to new investors............       0.95
                                                                        ---
Pro forma net tangible book value per Share after Offering(1)...                  1.21
                                                                                   ---
Dilution per Share to new investors(1)..........................                  3.79
                                                                                   ---
                                                                                   ---

    The following table summarizes, as of April 30, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders, after giving effect to the Bridge Financing, and by new investors who purchase shares of Common Stock pursuant to this Offering. The computation excludes any value ascribed to or proceeds relating to the Warrants.

                                                              PERCENTAGE                    PERCENTAGE       AVERAGE
                                                  SHARES       OF TOTAL      AGGREGATE       OF TOTAL         PRICE
                                               PURCHASED (1)    SHARES     CONSIDERATION   CONSIDERATION    PER SHARE
                                               -------------  -----------  -------------  ---------------  -----------
Existing Shareholders........................     3,075,000          75%        801,081            14%      $    0.26
New Investors................................     1,000,000          25%      5,000,000            86%           5.00
                                               -------------       -----   -------------         -----          -----
Total........................................     4,075,000         100%      5,801,081           100%
                                               -------------       -----   -------------         -----
                                               -------------       -----   -------------         -----

------------------------

(1) This information does not include (i) 106,500 Shares issuable upon the exercise of the Underwriters' Warrant; (ii) 500,000 Shares that may be issued under the Company's Stock Option Plan or (iii) 150,000 Shares available from the Company under the Over-Allotment Option.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The statements contained in this Prospectus that are not historical are forward looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statement. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the "Risk Factors" section included in this Prospectus at page 8.

    The salad dressing market is highly competitive, in both the refrigerated and non-refrigerated dressing markets, and consists of foreign manufacturers most of whom are larger with greater resources. The diverse distribution channels in which the Company markets its products involve different competitive factors. The ability to provide specialized services is important to mass merchandisers and discount stores. Product availability and the ability to offer consistent product quality at competitive prices is a key competitive factor. See "Business--Competition".

    The Company's future success as a manufacturer and merchandiser of high-quality salad dressings, sauces, dips and marinades will be influenced by several factors including the ability of the Company to efficiently meet the production, quality and taste requirements of its customers, management's ability to evaluate the public's quality and taste requirements and to achieve market acceptance of its dressings. Further factors impacting the Company's operations are increases in expenses associated with continued sales growth, the ability of the Company to control costs, to develop products with satisfactory profit margins and the ability to develop and manage the introduction of new products and competition. Quality control as well as use of natural ingredients are also essential to the Company's success.

    The Company's customer base is divided among retail and private label customers, and food service establishments. Scotts Hospitality/KFC, a food service establishment, accounts for approximately 11% of the Company's sales. No other customer accounts for more than 10% of the Company's sales. Approximately 31% of the Company's sales are to major retail customers, 18% are to major private label customers, 16% are to food service establishments and the remaining 35% are to smaller customers.

    The Company is not dependent upon any major customer for a significant portion of its revenues. However, there are customers which do represent between 5-11% of the Company's revenues. These include National Grocer's, Oshawa Foods, Provigo, A&P and Scotts Hospitality/KFC in Canada and Shaws Supermarkets in the United States. The Company has contracts with a number of private label accounts, including Scotts Hospitality/KFC, Shaws, Horizons (IGA) and Sobey's.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED APRIL 30, 1997 COMPARED TO THREE MONTHS ENDED APRIL 30,
     1996.

    Revenues for three months ended April 30, 1997 were $2,780,557, a 20.4% increase over prior year revenues of $2,309,733. This increase was due to growth in Renee's branded business (launch of incrementally new Renee's Gourmet Naturally Light-TM- dressings in May 1996), food service (incremental Scotts Hospitality/KFC business) and private label (Shaw's, Wegman's in the United States and Horizon's launch across Canada in April 1997).

    Gross profit for three months ended April 30, 1997 was 32.6% of net revenues, a substantial improvement as compared to the same quarter one year ago, which was 29.0%. This positive change can be attributed to improvements in operational efficiency and cost of goods. Lower contracted prices for oil, cheese and other primary ingredients have contributed as well as lower than planned factory overhead and direct labor expenses (attributable to reduced overtime and temporary help). Gross margins were not affected by price changes, which, for the most part, remained unchanged, as compared to the prior year.

    Selling and Marketing expenses increased by $171,686 in the three months ended April 30, 1997 over 1996. A percentage of the increase over the prior year reflects a continuation of incremental support costs against the launch of Renee's Gourmet Naturally Light-TM- and a focused strategy to invest in the growth of branded business through increased advertising and consumer promotions. General and Administrative expenses of $197,031 were 23.3% higher than prior year, reflecting both timing differences and increased spending to support sales growth.

    Income from operations increased $18,594, to $135,224 for the three months ended April 30, 1997 versus the prior year. As a percent of net revenues, income for the first quarter of 1997 was in line with the first quarter of the prior year at 5.2%. This increase in income from operations is directly a result of continued sales growth and improved gross margins, which more than offset the investment in consumer promotions and advertising.

    FISCAL YEAR ENDED JANUARY 31, 1997 COMPARED TO FISCAL YEAR ENDED JANUARY 31,
     1996.

    Revenues for fiscal year January 31, 1997 were $10,459,655, a 23.7% increase over the prior year revenues of $8,457,288. This increase was due to double digit growth in each primary business segment (Retail Branded, Food Service and Private Label). Renee's branded business growth was impacted by the launch of a new line of Renee's Gourmet Naturally Light-TM- dressings and three new Renee's regular line extensions (Mighty Caesar, Light Poppy and Mandarin Orange). Food Service growth came from incremental Scotts Hospitality/KFC business across Canada and the private label business was impacted by the launch of a number of new products under the Shaws label.

    Gross Profit for fiscal year ended January 31, 1997 was 29.8% of net revenues, a substantial improvement as compared to the prior year, which was 26.7%. From the total Gross Profit in the last fiscal year of $2,859,721, approximately $297,000 can be attributed to improvements in the operational efficiency and costs of goods, (versus the prior year). The remaining increase in Gross Profit ($492,000), traces to the mix of goods and incremental volume of business. Manufacturing efficiencies were impacted by average yield improvements of 6.0%, aided by capital additions, reduced downtime, improved fill levels, and increased minimum batch sizes. Lower primary ingredient costs were negotiated (oil, cheeses, and sugar) which contributed to improved margins. Gross margins were not affected by price changes, which, for the most part, remained unchanged, as compared to the prior year.

    Selling and Marketing expenses increased by $390,451 in fiscal 1997 over 1996. As a percentage of net revenues, these expenses increased from 12.0% to 13.8%. The increase over the prior year reflects incremental support costs against the launch of Renee's Gourmet Naturally Light-TM- and a focused strategy to invest in the growth of branded business through increased advertising and consumer promotions (demonstrations and couponing).

    General and Administrative expenses increased by $120,893 in fiscal 1997 over 1996, however, as a percentage of net revenues, they decreased marginally from 8.1% to 7.8%. The increase is a result of costs necessitated by sales growth, however, continued efforts at internal cost controls have ensured spending is effective.

    Income from operations increased $302,234 in fiscal 1997, from $182,218 to $484,452 an increase of 166%. As a percentage of net revenues, income improved to 5.1%, as compared to 2.3% for 1996. This increase is a direct result of sales growth, and improved gross margins, which more than offset the investment in consumer promotions and advertising.

    Interest expense decreased by $9,109 in fiscal 1997, from $86,233 to $77,124. This change reflects the Company's decision to refinance operating and term loans, and negotiate a substantially improved banking facility with the National Bank of Canada in the first half of fiscal 1997.

    Net income after including extraordinary items decreased in fiscal 1997 from $421,431 in fiscal year 1996 to $293,961 in fiscal year 1997 due to the settlement of past due trade account payables of $557,415 less $156,329 write off of deferred financing costs in fiscal year 1996.

LIQUIDITY AND CAPITAL RESOURCES

    In fiscal 1996, the Company had a net decrease in cash of $130,839 from operations. The principal source of cash was from net income of $421,431, a decrease in inventory of $138,595, prepaid expenses of $29,800 and an addback of amortization which totaled $230,776. The Company's long term debt borrowing increased by $314,317 which was used to purchase capital equipment. Bank indebtedness was reduced by $135,390. Accounts payable and accrued liabilities decreased by $292,695, primarily reflecting negotiations with certain unsecured creditors to forgive a substantial portion of amounts owing, and to reclassify an agreed amount of the debt as long term. During the 1996 fiscal year, the Company settled certain past due accounts payable in the amount of $918,178 with certain key suppliers resulting in a one time foregiveness of those accounts (net of related expenses of $35,534), in the amount of $557,415. As of April 30, 1997, $194,408 remained owing under the settlement agreements, which require monthly payments of $8,700 until January 1999. Cash used in investing activities was $112,555 as a result of the purchase of capital equipment, primarily for the production process. In addition, cash was used for an increase in accounts receivable by $221,540, directly as a result of increased sales volumes.

    In 1997, the Company had a net increase in cash of $416,043 from operations. The principal source of cash was from net income of $293,961, a decrease in accounts receivable of $151,567 and an addback of amortization which totaled $285,320. Accounts payable and accrued liabilities decreased by $190,191, reflecting improved internal controls, and cash management, which reduced aged payables in the range of 30-45 days. Cash flow from investing activities was reduced by $270,481 as a result of the purchase of capital equipment, primarily for the production process. (The additional capital spent ultimately had a direct impact on improved margins during fiscal 1997). Excess cash balances were used to reduce bank indebtedness by $879,717.

    The Company's net increase in cash flow from operations for the quarter ending April 30, 1997 was $123,953, an increase of $72,342, or 140% over the quarter ending April 30, 1996. Cash flows used in investing activities during the quarter ended April 30, 1997 were $186,202 compared to $16,273 for the quarter ended April 30, 1996. This was due to the Company's continuing acquisition of capital equipment. Net cash provided from financing activities for the quarter ending April 30, 1997 was $980,575 compared to $930,459 for the quarter ending April 30, 1996. The source of financing was bank indebtedness used for working capital purposes.

    In June 1997, the Company entered into a secured credit arrangement with National Bank of Canada. This new facility included a credit line of Cdn$900,000, that is due on demand and bears interest at prime plus 1.0%. All borrowings are collateralized by the assets of the Company.

    In May 1997, the Company completed a private placement of its securities ("Bridge Financing") in which it sold 12% promissory notes in the aggregate principal amount of $625,000 ("Bridge Notes"), an aggregate 175,000 shares of Common Stock and 175,000 redeemable common stock purchase warrants and raised aggregate gross proceeds of $625,000. The net proceeds of $543,750 were initially applied to pay bank loans and trade payables as well as expenses of the Company. The principal and accrued interest on the Bridge Notes are due and payable upon the earlier of 18 months from the close of the private placement, a public equity or debt offering by the Company, or the exchange of the majority of the Company's securities with the securities of another company.

    The Company will receive net proceeds of this Offering in an amount estimated to be $4,120,850. The Company believes that the net proceeds of the Offering, coupled with income from operations will fulfill the Company's working capital needs for at least the next two years. It is the Company's intention to utilize a significant portion of the net proceeds to aggressively seek synergistic acquisitions which would utilize currently available capacity. The Company also intends to support its branded Renee's business through increased marketing, advertising and distribution throughout North America. As the Company continues to grow, bank borrowings, other debt placements and equity offerings may be considered, in part, or in combination, as the situation warrants.

                                    BUSINESS

PRODUCTS

    The Company manufactures, markets and distributes over 200 products including salad dressings, dips, sauces, marinades and mayonnaise. The salad dressings are marketed throughout Canada and to a lesser degree in the United States. The Company distributes a line of gourmet salad dressings to supermarkets, gourmet stores and specialty shops, primarily in Canada, under the name "Renee's Gourmet-TM-." Salad dressings, dips, sauces, marinades and mayonnaise are also distributed under the brand name "Excelle" and under private labels for both retail and food service establishments, including supermarkets, restaurants, hotels, hospitals, schools and other institutional cafeterias throughout Canada and the United States. The private labels are sold under one of such names or the supermarkets' own name. The Company's private labels include Shaw's (USA), Sobey's, President's Choice for Loblaw Companies, Master Choice for A&P and Wegman's.

    All of the products in the Renee's Gourmet-TM- line are made primarily from natural ingredients and are preservative and MSG free, as well as being low in sodium. Certain of the Company's products are also designed to serve certain specific health conscience markets. For example, the Company markets some products which are made without milk, sugars or preservatives for consumers who are lactose intolerant, diabetics, or allergy-prone. The Renee's line also includes Ranch, Caesar, Chunky Blue Cheese and Coleslaw, as well as more exotic flavors such as Poppy Seed, Greek Feta and Mandarin Orange. Renee's has the largest market share of any refrigerated salad dressing in Canada, according to a recent AC Nielsen report.

    The Company recently introduced its "Renee's Gourmet Naturally Light-TM-" line which is low in fat and intended for the growing diet and health conscience market. The low-fat line includes, Mandarin Orange, Country Ranch, Ravin' Raspberry Vinegrette, Mediterranean Vinegrette, Roasted Red Pepper and Garlic, Spring Herb Garlic Vinegrette and Jazzy Blue Cheese. Management intends to introduce an extension of the Renee's Gourmet-TM- line which would include low-fat marinades and sauces, as well as exploring the possibility of converting a line of its products to a kosher designation.

    Excelle products are made from premium ingredients. The Company produces many salad dressings, dips, sauces, marinades and mayonnaise, including sauces such as Peanut Sauce, Hickory Sauce and Wing Sauces. In addition, the Company products include other more exotic sauces such as Key Lime Sauce & Marinade, Thai and spicy sauces. The Company markets these products to supermarkets under the Excelle label as well as the supermarkets' own brand under private label arrangements.

    The Company also makes exclusive specialty dressings for restaurants under their own names. Such dressings are made for Kentucky Fried Chicken, East Side Mario's, Cultures Restaurant's, and other restaurants.

    The Company's products are sold to supermarkets in a variety of bottle sizes and in one gallon containers and individual portion cups and pouches for food service establishments. The salad dressings are sold in the produce section of supermarkets and require refrigeration. Management believes that it is an advantage to sell its products in the produce section because fewer competing products are generally sold in the produce section and because such products naturally complement lettuce and other vegetables sold in the produce section. Where possible, the Company seeks to display its sauces and marinades in the meat and poultry sections of supermarkets. The dressings have a three to nine month refrigerated shelf life.

    The Company adheres to strict quality standards and uses many fresh, natural ingredients where feasible. The Company attracts customers by providing salad dressings, sauces and other products which have unusual combinations of flavors and taste ranges, which are not offered by competitors, and because of its focus on healthy products.

MANUFACTURING

    The Company manufacturers its salad dressings and other products at its Toronto, Ontario facility. The Company utilizes an integrated assembly process and packaging line for its products which mixes the ingredients, bottles the dressings, adds the appropriate labels and seals the bottles for consumer protection. Because no preservatives or MSG are added to the salad dressings, they are refrigerated on-site immediately and remain refrigerated through their shipping to various supermarkets, gourmet stores or food service providers. The Company believes that new processing techniques and other food science methods will increase shelf lives of the products by as much as 25%, thereby increasing the profitability of the products.

    The Company has made significant changes in its operations over the last four years since moving to the new facility. These improvements have significantly improved product yields and line speed while at the same time improving product quality. The Company currently produces 400,000 to 500,000 pounds of its products per week while utilizing only 33% of its manufacturing capacity. There are two complete production lines that run all of the bottled products. In addition, the Company has a one gallon line for food service and the capability to produce one and two quart pouches, one to three ounce portion packs, and drums and large totes. As demand for the Company's products increases, the Company intends to add an additional shift to meet the increased demands.

    The Company purchases the ingredients for its products from a variety of sources, focusing on the freshest possible sources. These ingredients include vegetables, milk, eggs and a variety of seasonings. The availability of vegetables and other raw materials necessary for the manufacture of the Company's products and the price of many of such materials are factors over which the Company has little or no control except that the Company purchases certain ingredients such as canola oil and sugar on a fixed price basis over a set time period to avoid extreme price increases.

ADVERTISING, MARKETING AND DISTRIBUTION

    Management believes, based on the number of grocery stores chains and gourmet stores that carry its products, that the Renee's Gourmet-TM- line and the Excelle line are available in over 2,500 retail outlets.

    The Company utilizes its own marketing department under the direction of its Chief Executive Officer, Arnold Unger, as well as independent marketing agencies and brokers. The independent brokers generally are individuals and/or companies with well established connections to grocery and gourmet food stores, as well as other food service establishments including restaurants, hotels, hospitals, etc. These brokers sell a variety of products produced by other manufacturers, although they do not sell competing products. The brokers receive a commission that ranges between 2% for sales of private label products and 5% for sales of products from the Renee's Gourmet-TM- Line and the Excelle line. The brokers each receive a territory and are responsible to ensure that each product is properly code-dated and shelved. The Company's primary brokers are A.S. May (Ontario) and Belmont Powell (Quebec) for retail sales and C.W. Shasky for food service sales.

    The Company's customer base is divided among retail and private label customers, and food service establishments. Scotts Hospitality/KFC, a food service establishment, accounts for approximately 11% of the Company's sales. No other customer accounts for more than 10% of the Company's sales. Approximately 31% of the Company's sales are to major retail customers, 18% are to major private label customers, 16% are to food service establishments and the remaining 35% are to smaller customers.

    The Company markets and advertises all of its products through a combination of in-store demonstrations and promotional ads on racks, signs, and inside displays, national magazine ads, radio commercials, coupon circulars and food shows. The Company believes that the key to merchandising is providing quality products at reasonable prices to a variety of retail establishments to reach the maximum amount of customers. The Company uses outside agencies in addition to its in-house marketing department. The

Company's employees and its outside agencies conduct sales demonstrations and distribute point of sale materials, develop custom labels and designs for new Renee's Gourmet-TM- product launches and handle customer relations and special events. The outside agencies include Act Media, which conducts both sales demonstrations and point of sale materials for the Company, Dollery Rudman, which focuses on label development and design for new Renee's Gourmet-TM-product launches, and McBlain and Associates, which handles customer and public relations and special events.

    The Company has been very successful marketing its products including those sold under private label agreements, and hopes to continue to meet the reputation that it believes it has gained in the industry for its quality private label products and services. The Company has recently expanded into the "club" business and has distributed its products to wholesaler stores, among which are Price Club and Costco. The Company intends to aggressively pursue the U.S. market, as well as other markets for marketing private label dressings. The Company, which entered the United States market in 1992, currently markets private label dressings in the United States. The Company estimates it has less than one percent of the United States dressing market. The Company intends to use a portion of the net proceeds of the Offering to increase its advertising and marketing efforts. See "Use of Proceeds".

COMPETITION

    The salad dressing market is highly competitive. The Company competes with refrigerated dressings as well as shelf-stable products. Outside the refrigerated sector of the industry, Kraft is the largest competitor in the retail section. While the Company does produce shelf-stable products under the Excelle label and for private labels, it is not a significant competitor in this area.

    The Company's Renee's Gourmet-TM- brand products and Excelle products compete with other larger and better capitalized food companies that manufacture refrigerated dressings. The larger competitors who also place their products in the refrigerated produce or dairy sections in the United States include Dean's Foods which distributes Marie's brand salad dressings, T. Marzetti's, an independent manufacturer, and Naturally Fresh, which three comprise approximately 85% of the United States Market. The Company believes that its competitive standing in the refrigerated section in Canada is maintained by its ability to respond quicker and more individually to customers' needs than its larger competitors.

    The primary food service section competitors that the Company faces in Canada are Kraft, Select, Hellmann's and Richardson's. These companies also produce specialty dressings for restaurants.

    The Company believes that it holds a competitive advantage because its products are made utilizing primarily natural ingredients and are beneficial to those who have health concerns, including those who are lactose intolerant, diabetic, weight conscious or allergy-prone. The Company also believes that its products are attractive to those who desire a flavorful variety of tastes and enjoy different and unusual blends of ingredients. The Company believes that these qualities will enable it to penetrate the United States market. Management emphasizes the versatility of each product as a dressing, dip, sauce, spread or marinade.

    The private label industry is also highly competitive. Manufacturers compete on price, quality and taste, and contracts are awarded based primarily on that criterion. The Company has been successful in competing for private label agreements with several supermarket chains and food service institutions.

    There are also regional competitors that compete with the Company. The Company endeavors to compete in the premium segment of the industry, by selling high quality, innovative products with flavor and appearance which it believes compare favorably with its competitors' products. Management intends to increase its presence by increasing the variety of products offered, increasing its advertising efforts, as well as its production capability, thereby increasing name recognition of the Company's products.

NEW PRODUCT DEVELOPMENT

    The Company is constantly evaluating potential new products in order to expand its line of products. The Company is reformulating recipes to develop new flavors. The Company recently developed the Renee's Gourmet Naturally Light-TM-line which is low in fat and calories to appeal to the growing weight and health conscious market. The Company intends to introduce Renee's Gourmet-TM- brand marinades and sauces for meat and seafood in the coming year. The Company is currently investigating the possibility of converting many of its products to the kosher designation. In addition, the Company may make acquisitions of complementary companies or purchase the rights to distribute or manufacture a particular product.

EMPLOYEES

    As of May 31, 1997, the Company employs 52 persons, which includes 3 senior executives, 11 managers, 13 support staff and 25 full-time non-unionized hourly laborers. The Company has no unionized employees and believes that its relationship with its employees is satisfactory.

PROPERTIES AND FACILITIES

    The Company leases the Excelle plant, a 75,000 square foot facility located in Toronto, Ontario. The lease was amended July 1, 1995 for a five-year term, with an annual base rent of Cdn$105,000. The plant houses the Company's complete production facilities, warehouse and gymnasium-sized cooler for storage, a research and development department which includes a full lab, a shipping and receiving department, order desk, customer service department and executive offices. Management believes that this space is adequate for its production needs in the foreseeable future as this facility operates at only 33% of its capacity. Management also believes that there is ample room for expansion in the future. The Company currently sublets certain unused space for approximately Cdn$35,000 in rent per year. The Company has an option to purchase the building and land for Cdn$2,300,000 (plus CPI increases since 1993) until March 1, 1998.

    The Company is currently negotiating with the lessor to purchase the building and land upon completion of the Offering for Cdn$1,950,000. The Company anticipates paying one-third of the purchase price as a down payment from the proceeds of this Offering and financing the balance of the purchase price through a loan from National Bank of Canada to be secured by the building and land. See "Use of Proceeds."

PATENTS AND TRADEMARKS

    The Company holds trademarks in Canada on both "Renee's Gourmet-TM-" and "Renee's Gourmet Naturally Light-TM-." The Company believes that its trademarks have significant value and are an important factor in the marketing of its products. The Company has recently applied for trademark registration in the United States of "Renee's Gourmet-TM-." The Company does not hold any patents on its recipes or manufacturing processes. Management believes that it provides better protection of its recipes and its market position from competitors by not patenting them, thereby keeping them secret. Management also believes that its unique modifications and improvements of its manufacturing processes are more appropriately protected by remaining a trade secret rather than applying for a patent. The Company requires all of its employees to execute confidentiality agreements. The Company cannot guarantee that any of its recipes or processes would be protectable under a patent.

GOVERNMENT REGULATION

    The Company is subject to various Canadian and United States regulations relating to health and safety standards. The Company is also responsible for adhering to environmental standards for manufacturing facilities. Because the Company sells a portion of its products in the United States, the Company must comply with federal regulations administered by the United States Food and Drug Administration (the "FDA") and the United States Department of Agriculture. Food labeling regulations administered by the Secretary of Health and Human Services through the FDA subject the Company to uniform labeling and certain other labeling requirements for its products. Although the cost of compliance with such regulations is not material, changes to existing regulations may have a material adverse effect on the Company's business and result of operations.

LEGAL PROCEEDINGS

    The Company has one claim against it from a former employee that was filed in March, 1997 alleging wrongful termination. The suit which has been brought in the Ontario Court (General Division) seeks total damages of Cdn$115,000, plus interest. The Company believes that it has a meritorious defense and intends to vigorously contest the action. The Company is not aware of any other material legal proceedings now pending or threatened against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Directors and Executive Officers of the Company:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Arnold Unger.........................................          59   Chief Executive Officer and Co-Chairman

Renee Unger..........................................          54   President and Co-Chairman

Fred Burke...........................................          39   Chief Operating Officer, Chief Financial
                                                                    Officer/Principal Accounting Officer, Secretary, and
                                                                    Director
Lori Gutmann.........................................          28   Manager of Retail Marketing and Sales and Director
Alysse Unger.........................................          30   Manager of Private Label Marketing and Sales and
                                                                    Director
John Rothschild......................................          47   Director

Taketo Murata........................................          59   Director

    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

    Arnold Unger is a co-founder of the Company and has been its Chief Executive Officer since 1987. Prior to founding the Company, he worked in the sales and marketing industry since 1970 for Global Incentives and Aztec Building Company. He has lectured extensively at the University of Western Ontario, Ryerson University, and York University on sales and marketing skills. Arnold Unger has received several awards of industry distinction, including a Gold Award at the Canadian Awards for Business Excellence.

    Renee Unger is a co-founder of the Company and has been its President since 1985. She is the creator of all of the Company's original recipes. She has received many awards of industry distinction including Entrepreneur of the Year, and Gold Medal at the Canadian Business Excellence Awards in 1988, North York Chamber of Commerce Business Woman of the Year, and Ontario Chamber of Commerce Award of Merit. Renee Unger has been the keynote speaker at several business and industry dinners and conferences, and has made television appearances on cooking and daytime programs. She continues to head the Company's Research and Development department, and Quality Control departments, as well as participation in the administration of the Company as a manager.

    Fred Burke joined the Company in 1994 as the Chief Operating Officer. He is a Certified General Accountant, and is currently a member of the Board of Governors of the Certified General Accountants of Ontario. From 1987 until he joined the Company, he was the Corporate Planning Director of Effem Foods, Ltd. Prior to that he was the Manager of cost accounting for Robinhood Multifoods, Inc. and an accountant for Canadian General Electric Company beginning in 1980. Fred Burke presents seminars on personal and business strategic planning. He holds positions on the Certified General Accountant board committees and lectures on accounting and business development to business groups and local universities.

    Lori Gutmann has been with the Company since its inception in 1985 and joined the Company full time in 1990. Her role with the Company is that of Manager of Retail Marketing and Sales for Branded Products. In 1992, she earned a Diploma in Marketing Management and in 1993 she earned a Bachelor Degree in Business Management from Ryerson University in Toronto. In addition to her many extra curricular activities, she is currently Vice-President and Bazaar Chairperson of her chapter in Hadassah WIZO (Women's International Zionist Organization). She as well acts as an advisor for the newly formed Ryerson Business Alumni Association, Executive Committee.

    Alysse Unger has been with the Company since inception. Currently, she is the Manager of Private Label Marketing and Sales. She was also Research and Development Director and has developed many award winning sauces such as the President's Choice Peanut Szechuan Sauce. She has also been the keynote speaker for numerous events and volunteers with many charities. She graduated from York University in Toronto with her B.A. in 1988. Since then, she has studied Foodscience and is now studying part time for her business diploma at Seneca College in Toronto and will graduate in Spring 1998.

    John Rothschild has been a director of the Company since June 1997. Since 1994, he has been the President and Chief Executive Officer of Prime Restaurant Group, Inc., a holding company of restaurant chains. From 1984 to 1994, he was President of Rothschild Holding Limited. From 1980 to 1984, he was Assistant Vice President of CEMP Investments, Ltd. From 1978 to 1980, he was a partner at Rothschild & Muskat. From 1973 to 1977, he was a senior field auditor for Price Waterhouse in Toronto and Milan, Italy. John Rothschild, who is also a chartered accountant, earned a Bachelor of Arts degree from University of Toronto in 1971 and a Master of Business Administration Degree from University of Westen Ontario in 1973.

    Taketo Murata has been a director of the Company since August 1997. Since 1992, he has been President International of ConAgra Grocery Products Companies/Hunt-Wesson, Inc. Other senior executive positions with ConAgra/Hunt-Wesson include Vice President International since 1990, Chairman of V - H Foods since 1985 and President of Hunt-Wesson Canada since 1973. Taketo Murata earned a Bachelor of Science in Psychology from McGill University in 1958 and earned Masters Degrees in Psychology and Sociology from Yale University in 1960 and 1962, respectively.

    Lori Gutmann and Alysse Unger are daughters of Arnold Unger and Renee Unger.

    The term of office of each Director is until the next annual meeting of shareholders and until a successor is elected and qualified or until the Director's earlier death, resignation or removal from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

    For the period of three years after the effective date of this registration statement, the Company has agreed to invite a designee of the Representative to attend all meetings of the board of directors, but such designee will not be entitled to vote or be compensated. See "Underwriting".

COMMITTEES OF THE BOARD

    The Company's Board of Directors will have an Audit Committee, comprised of John Rothschild, Taketo Murata and Fred Burke, and a Compensation Committee, comprised of John Rothschild, Taketo Murata and Renee Unger.

COMPENSATION OF DIRECTORS

    The Company has not paid compensation to any director for acting in such capacity. The Company is currently reviewing its policy on compensation of outside directors and may pay outside directors in the future.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the last two fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    ANNUAL COMPENSATION
                                                                      -----------------------------------------------
                                                                                                            OTHER
                                                                                                           ANNUAL
NAME AND PRINCIPAL POSITION                                             YEAR     SALARY($)   BONUS($)   COMPENSATION
--------------------------------------------------------------------  ---------  ----------  ---------  -------------
Arnold Unger........................................................       1997  $  135,000  $  20,000    $  20,000
Chief Executive Officer and Co-Chairman                                    1996      70,000     11,500       20,000
                                                                           1995      65,000          0       18,500

Renee Unger.........................................................       1997  $  135,000  $  20,000    $  20,000
President and Co-Chairman                                                  1996      70,000     11,500       20,000
                                                                           1995      65,000          0       15,000

Fred Burke..........................................................       1997  $   85,000  $  20,000    $  15,000
Chief Operating Officer and Chief Financial Officer                        1996      70,000     11,500       15,000
                                                                           1995      61,500          0       10,000

EMPLOYMENT AGREEMENTS

    Arnold Unger and Renee Unger both have three-year employment agreements with the Company. Arnold Unger will be retained as Chief Executive Officer and Vice president of Sales and Marketing at an annual salary of $135,000. Renee Unger will be retained as President at an annual salary of $135,000.

    The employment agreements with Arnold Unger and Renee Unger provide that upon the death of any of the two employees that two years full salary will be paid to a designee of the employee. They also provide for reimbursement of reasonable business expenses and their respective salaries for the remainder of the term of the agreement in the event of disability.

    Each of the above officers are entitled to bonuses based on achieving sales and profitability as predetermined by the Board or compensation committee and other subjective criteria as determined by the Board or compensation committee.

    Arnold Unger and Renee Unger shall each receive $20,000 per year additional compensation including a car allowance, insurance, retirement savings matched contributions, and other perquisites.

    Based upon any wrongful termination, which includes changes in control of the Company (through an acquisition where any person acquires or announces a tender offer or exchange for 25% of the Company, a sale of substantially all of the assets or merger, acquisition of the Company or its consolidation with another, or certain types of board changes), the Company shall pay the above, a lump sum payment, based upon his or her then compensation, including benefits and perquisites, from such termination. Such payment shall be the balance of their respective compensation for the remainder of the term. If the payment is in excess of $100,000, then such excess shall be payable in equal quarterly payments with interest at the legal rate. The employment agreements will contain non-compete provisions.

    The Company anticipates entering into employment agreements with Fred Burke, Lori Gutmann and Alysse Unger.

STOCK OPTION PLAN

    In May 1997, the board of directors and shareholders adopted the Intercorp Excelle Inc. Stock Option Plan (the "1997 Plan"), pursuant to which 500,000 shares of Common Stock are reserved for issuance.

    The 1997 Plan will be administered by the compensation committee or the board of directors, who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

    The 1997 Plan is for a period for ten years, expiring in May, 2007. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1997 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the 1997 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another, or (ii) a majority of the board changes other than by election by the shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Options granted under the 1997 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, Common Stock having a fair market equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

    The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of Canada (the "ITA"). The exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a shareholder pursuant to subsection 15(1) of the ITA.

    Options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only the optionee.

    Options under the 1997 Plan must be issued within ten years from the effective date of the 1997 Plan.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

    The 1997 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1997 Plan may not be increased without the consent of the shareholders of the Company.

    In May 1997, the Board granted 200,000 Options under the 1997 Plan to five individuals, including officers, directors and key employees. The Options are exercisable at $3.50 per share for ten years expiring May 1, 2007. 40% of the Options are immediately exercisable, an additional 30% become exercisable in May 1998 and all of the Options are exercisable in November 1998. See the Options Grant Table below.

                                 OPTION GRANTS
                              (INDIVIDUAL GRANTS)

                                                              NUMBER OF       PERCENT OF
                                                             SECURITIES          TOTAL
                                                             UNDERLYING        OPTIONS/        EXERCISE
                                                               OPTIONS       SARS GRANTED        PRICE       EXPIRATION
NAME                                                         GRANTED (#)     TO EMPLOYEES       ($/SH)          DATE
----------------------------------------------------------  -------------  -----------------  -----------  --------------
Arnold Unger..............................................       50,000             25.0%      $    3.50   May 1, 2007
Renee Unger...............................................       50,000             25.0%      $    3.50   May 1, 2007
Fred Burke................................................       50,000             25.0%      $    3.50   May 1, 2007
Alysse Unger..............................................       25,000             12.5%      $    3.50   May 1, 2007
Lori Gutmann..............................................       25,000             12.5%      $    3.50   May 1, 2007

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITYHOLDERS

    The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to the sale of 1,000,000 Shares and 1,065,000 Warrants by the Company and 65,000 Shares of Common Stock by the Selling Securityholders, with respect to the beneficial ownership of the Common Stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of the Company as a group, both before and after giving effect to the Offering. Each of the Selling Securityholders are executive officers or directors of the Company or are related to such executive officers or directors. Arnold Unger is the Chief Executive Officer and Co-Chairman of the Board, Renee Unger is the President and Co-Chairman of the Board, Lori Gutmann is Manager of Retail Marketing and Sales and a Director, and Alysse Unger is Manager of Private Label Marketing and a Director. Lori Gutmann, Alysse Unger and Karen Unger are daughters of Arnold Unger and Renee Unger.

           PERCENTAGE OF OUTSTANDING COMMON STOCK BENEFICIALLY OWNED

                                                                                                              SHARES
                                                   NUMBER OF                                                BENEFICIALLY
                                                   SHARES OF                                  SHARES           OWNED
                                                  COMMON STOCK                              OFFERED BY       AFTER THE
              NAME AND ADDRESS OF                 BENEFICIALLY    BEFORE       AFTER          SELLING        OFFERING
              BENEFICIAL OWNER(1)                    OWNED       OFFERING    OFFERING    SECURITYHOLDERS(7)   NUMBER      PERCENT
            -----------------------              --------------  ---------  -----------  -----------------  -----------  ---------
Arnold Unger(2)(6).............................      1,810,248       60.7%       45.5%          40,000       1,770,248       44.5%
Renee Unger(3)(6)..............................      1,854,752       62.2%       46.6%          40,000       1,814,752       45.6%
Fred Burke(4)..................................         20,000           *           *               0          20,000           *
Lori Gutmann(5)................................         10,000           *           *               0          10,000           *
Alysse Unger(5)................................         10,000           *           *               0          10,000           *
Karen Unger(5).................................              0           0           0               0               0           0
The Unger Family Trust(6)......................        725,000       24.3%       18.2%          15,000         710,000       17.8%
John Rothschild................................              0           0           0               0               0           0
Taketo Murata..................................              0           0           0               0               0           0
All Executive Officers and Directors as a
  Group........................................      2,980,000      100.0%       74.9%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address is c/o Intercorp Excelle Inc., 1880 Ormont Drive, Toronto, Ontario, Canada M9L 2V4.

(2) Includes 20,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable. See "Management--Stock Option Plan". Includes 213,235 shares of Common Stock owned by 1239414 Ontario Inc. of which Arnold Unger is the sole shareholder.

(3) Includes 20,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable. See "Management--Stock Option Plan". Includes 85,294 shares of Common Stock owned by 1239415 Ontario Inc. of which Renee Unger is the sole shareholder.

(4) Includes 20,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable. See "Management--Stock Option Plan".

(5) The Unger Family Trust owns 725,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Arnold Unger and Renee Unger are trustees of The

    Unger Family Trust. Under the terms of the trust instrument, the trustees have the power to vote the shares.

(6) Includes 725,000 shares held by The Unger Family Trust. Arnold Unger and Renee Unger are trustees of The Unger Family Trust, which owns 725,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Under the terms of the trust instrument, the trustees have the power to vote the shares. Of the 725,000 shares owned by the trust, 529,250 shares of Common Stock are owned by 1239416 Ontario Inc. of which The Unger Family Trust is the sole shareholder.

(7) Of the 65,000 shares of Common Stock being sold for the Selling Securityholders, 25,000 shares are being sold for Arnold Unger, 25,000 shares are being sold for Renee Unger and 15,000 shares are being sold for The Unger Family Trust. See note 6 above.

                              CERTAIN TRANSACTIONS

    Arnold Unger, Chief Executive Officer and Co-Chairman of the Board and Renee Unger, President and Co-Chairwoman of the Board, each have loaned to Excelle Brands Food Corporation, a subsidiary of the Company $76,200 in March and July, 1994. These loans bear interest at the prime interest rate and are without any specific repayment terms. The Company believes that the loans were made on terms no less favorable to the Company than terms for similar loans from unaffiliated parties. All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

    The loans are also subordinated to credit facilities which Excelle Brand Foods Corporation ("Excelle"), a wholly-owned subsidiary of the Company, has with National Bank of Canada ("NBC"). The NBC credit facility consists of a Cdn$900,000 revolving demand loan, Cdn$1,332,536 in non-revolving demand loans, all bearing interest at the banks prime rate plus 1% to 1.5% which at April 30, 1997 was 5.75% and a Cdn$350,000 U.S. currency forward contract. The NBC credit facility is secured with the assets of the Company subject only to prior encumbrances on specific fixed assets which are senior to NBC. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Arnold Unger and Renee Unger have each personally guaranteed the NBC credit facility to the extent of Cdn$250,000, which is to be released if Excelle's debt to equity ratio is no greater than 2 to 1. In addition, the term life insurance of Cdn$200,000 on the life of Arnold Unger and for Cdn$150,000 on the life of Renee Unger, each of whom are the beneficiaries of their respective insurance policy which premiums are paid for by the Company, have been assigned to NBC as further security. NBC also holds all the voting equity of the subsidiary companies of the Company. Voting control of the Company must remain with the Ungers, including their family trusts and children, absent NBC's prior written consent. See "Principal Shareholders and Selling Securityholders".

    The Company has a loan with Business Development Bank of Canada ("BDC"). The principal amount owed as of June 30, 1997 is approximately $61,000 bearing interest at 2.5% above the bank's floating base interest rate. The loan is secured by the assets of Excelle and Intercorp Foods Ltd., wholly-owned subsidiaries of the Company. The loan is further secured by personal guarantees by Arnold Unger and Renee Unger in the amount of $50,000 each, and assignment of loans owed to Arnold Unger and Renee Unger. A portion of the proceeds of this Offering is allocated to repayment of the BDC loan.

                           DESCRIPTION OF SECURITIES

    The total authorized capital stock of the Company consist of an unlimited number of shares of Common Stock, with no par value, and unlimited number of Preferred Stock, with no par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Certificate of Incorporation and By laws of the Company, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue an unlimited number of shares of Common Stock, no par value per share, of which as of the date of this Prospectus 3,075,000 shares of Common Stock are outstanding, not including the Shares offered herein.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

    Pursuant to the Business Corporation Act, Ontario ("BCA"), a shareholder of an Ontario Corporation has the right to have the corporation pay the shareholder the fair market value for his shares of the corporation in the event such shareholder dissents to certain actions taken by the corporation such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the BCA.

WARRANTS

    Warrants will be issued pursuant to a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Transfer and Warrant Agent") and will be in registered form. Each Warrant entitles its holder to purchase, during the four year period commencing on the date of this Prospectus, one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provision referred to below.

    The Warrants may be redeemed by the Company at any time commencing one year from the date of this Prospectus (or earlier with the consent of the Representative) and prior to their expiration, at a redemption price of $.10 per Warrant, on not less than 30 days' prior written notice to the holders of such Warrants, provided that the closing bid price of the Common Stock if traded on the Nasdaq SmallCap Market, or the last sale price per share of the Common Stock, if listed on the Nasdaq National Market or on a national exchange, is at least 150% ($9.00 per share, subject to adjustment) of the exercise price of the Warrants for a period of 20 consecutive business days ending on the third day prior to the date the notice of redemption is given. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

    The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or classification of the Common Stock. The Warrants do not confer upon holders any voting or any other rights of shareholders of the Company.

    No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Stock issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors-Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise Warrants".

PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of an unlimited number of shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

BRIDGE WARRANTS

    In May 1997 the Company issued an aggregate of 175,000 Warrants (the "Bridge Warrants"). The Bridge Warrants entitle the holder to purchase one share of Common Stock for $3.75 per share for a period of four years. The Bridge Warrants are redeemable by the Company at $.10 per Warrant in the event the Company does not complete an initial public offering of its securities by December 31, 1997. The Bridge Warrants are exchangeable at the option of the holder for a like number of warrants with identical terms as the Warrants.

REGISTRATION RIGHTS

    The Company has granted holders of the 175,000 shares of Common Stock purchased in connection with the Bridge Financing piggyback registration rights with respect to certain offerings of the Company registered under the Securities Act following the Effective Date, to the extent the inclusion of such shares is permitted by the managing underwriter for such offering. The Company has no present plans to file any such additional or new registration statement. This Common Stock is also redeemable at $.50 per share if the Company does not complete a public offering of its securities by December 31, 1997.

    Bridge Warrants, which are restricted from public sale for at least one year through May 22, 1998, have piggyback registration rights and may be exchanged at the option of the warrantholder, for Warrants that are being offered hereby, which Warrants are exercisable at $6.00 per share and will be tradeable.

TRANSFER AGENT, REGISTRAR AND REDEEMABLE WARRANT AGENT

    The transfer agent, registrar and warrant agent for the Common Stock and Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this Offering, the Company will have 4,075,000 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 500,000 shares upon the exercise of options eligible for grant under the Company's Stock Option Plan, 200,000 of which have been granted. Of the shares to be issued and outstanding after this Offering, the 1,000,000 Shares offered hereby (plus any additional Shares sold upon exercise of the Over-Allotment Option) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Act ("Rule 144"). In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. 65,000 shares of Common Stock are being registered along with the securities being sold in this Offering and are being sold by the Underwriters for the Selling Securityholders. The remaining 3,010,000 shares of Common Stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. Of the 3,010,000 restricted shares, 2,835,000 are currently eligible to be sold in accordance with the exemptive provisions and the volume limitations of Rule 144, however, the owners of such shares have agreed with the Representative not to sell or otherwise dispose their shares for 18 months from the Effective Date without the consent of the Representative, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions. The remaining 175,000 shares of Common Stock outstanding are eligible for resale under Rule 144 on May 22, 1998, subject to a 12 month lock up during which such shares may not be sold without the prior written consent of the Representative. The Representative has agreed not to release such lock-up earlier.

    All of the Company's directors and executive officers, (who hold in the aggregate 2,900,000 shares), have agreed not to sell, offer to sell or otherwise dispose of the 2,835,000 shares of the Company's Common Stock not being sold to the Underwriter until 18 months from the Effective Date, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of the Representative. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without approval of other stockholders.

    Sales of the Company's Common Stock by certain of the present stockholders in the future, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock and the Warrants and upon the exercise, redemption or expiration of the Warrants by a Warrant holder, that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax (a "U.S. Holder"). This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of the Common Stock. It does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a U.S. Holder should consult his tax advisor with regard to the application of the United States federal income tax laws to his situation.

COMMON STOCK

    A U.S. Holder generally will realize, to the extent of the Company's current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the Common Stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the U.S. Holder (with the value of such dividends computed before any reduction for any Canadian withholding tax). U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code, a U.S. Holder may elect to claim Canadian tax withheld or paid with respect to dividends on the Common Stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the Common Stock generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for United States foreign tax credit purposes. U.S. Holders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the Common Stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

    Upon a sale or exchange of a share of Common Stock, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Stock. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if at the time of sale or exchange the Common Stock has been held for more than one year.

WARRANTS

    No gain or loss will be recognized by the holder of a Warrant upon the exercise of the Warrant. The cost basis of the Common Stock acquired upon such exercise will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. Gain or loss will be recognized upon the subsequent sale or exchange of the Common Stock acquired by the exercise of the Warrant, measured by the difference between the amount realized upon the sale or exchange and the cost basis of the Common Stock so acquired.

    If a Warrant is not exercised, but is sold or exchanged (whether pursuant to redemption or otherwise), gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of sale, exchange or redemption and the cost basis of the Warrant.

    If a Warrant is not exercised and is allowed to expire, the Warrants will be deemed to be sold or exchanged on the date of expiration. In such event, the holder of the Warrant will recognize a loss to the extent of the cost basis of the Warrant.

    Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the Common Stock sold or exchanged or the Warrant sold, exchanged, redeemed, or allowed to expire, as the case may be, was held. A holding period of more than one year results in long-term gain or loss treatment. If a Warrant is exercised, the holding period of the Common Stock so acquired will not include the period during which the Warrant was held.

    THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

                             INVESTMENT CANADA ACT

    The Investment Canada Act is a Federal Canadian statute which regulates the acquisition of control of existing Canadian businesses and the establishment of new Canadian businesses by an entity that is a "non-Canadian" as that term is defined in the Investment Canada Act.

    The Company believes that it is not currently a "non-Canadian" for purposes of the Investment Canada Act. If the Company were to become a "non-Canadian" in the future, acquisitions of control of Canadian businesses by the Company would become subject to the Investment Canada Act. Generally, the direct acquisition by a "non-Canadian" of an existing Canadian business with gross assets of $5,000,000 or more is reviewable under the Investment Canada Act, with a threshold of $168 million for 1996 for "NAFTA investors" as defined under the Investment Canada Act.

    Indirect acquisitions of existing Canadian businesses (with gross assets over certain threshold levels) as well as acquisitions of businesses related to Canada's cultural heritage or national identity (regardless of the value of assets involved) may also be reviewable under the Investment Canada Act. In addition, acquisitions of control of existing investments to establish new, unrelated businesses are not generally reviewable but do require that a notice of the investment be given under the Investment Canada Act. An investment in a new business that is related to the non-Canadian's existing business in Canada is not notifiable under the Investment Canada Act unless such investment relates to Canada's cultural heritage or national identity.

    Investments which are reviewable under the Investment Canada Act are reviewed by the Minister, designated as being responsible for the administration of the Investment Canada Act. Reviewable investments may not be implemented prior to the Minister determining that the investment is likely to be of "net benefit to Canada" based on the criteria set out in the Investment Canada Act.

                                  UNDERWRITING

    The Company and the Selling Securityholders have agreed to sell, and the Underwriters have severally and not jointly agreed, subject to the time and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Securityholders on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names below.

                                                                                               NUMBER OF
                                                                                       --------------------------
UNDERWRITER                                                                             COMMON STOCK    WARRANTS
-------------------------------------------------------------------------------------  --------------  ----------
Sharpe Capital, Inc..................................................................        355,000      355,000
Aegis Capital Corp...................................................................        355,000      355,000
Klein Maus and Shire Incorporated....................................................        355,000      355,000
                                                                                       --------------  ----------
    Total............................................................................      1,065,000    1,065,000
                                                                                       --------------  ----------
                                                                                       --------------  ----------

    The Underwriters have advised the Company that they propose to offer the Shares and Warrants to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to selected dealers who are members of the NASD, concessions of not in excess of $.20 per Share and $0 per Warrant, of which not more than $.10 per Share and $0 per Warrant may be re-allowed to certain other dealers who are members of the NASD. After the public offering, the public prices, concessions and reallowances may be changed by the Underwriters.

    The Underwriting Agreement further provides that the Underwriters will receive from the Company and Selling Securityholders a non-accountable expense allowance of 3% of the aggregate public offering price of the Shares and Warrants sold (including any Shares and Warrants sold pursuant to the Underwriters' Over-Allotment Option), which allowance amounts to $153,195 and $9,750, respectively (or $176,174 or $11,213, respectively, if the Underwriters' Over-Allotment Option is exercised in full), of which $50,000 has been paid by the Company to date.

    The Company and the Selling Securityholders have granted to the Underwriters the Over-Allotment Option, which is exercisable for a period of 45 days after the Closing, to purchase up to an aggregate 159,750 additional Shares and 159,750 additional Warrants (up to 15% of the Shares and Warrants being offered) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

    The Representative has informed the Company that the Underwriters will not make sales of the Shares and Warrants offered by this Prospectus to accounts over which they exercise discretionary authority.

    The Company has agreed to sell to the Underwriters for a nominal consideration the Underwriters' Warrant to purchase 106,500 Shares and 106,500 Warrants, exclusive of the Over-Allotment Option. The Underwriters' Warrant will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriters' Warrant will be exercisable at $8.25 per Share of Common Stock and $.165 per Warrant. The Warrants underlying the Underwriters' Warrant will be substantially identical to the Warrants offered to the public except they are not subject to redemption by the Company until the Underwriters' Warrant has been exercised and the underlying Warrants are outstanding, and that the exercise price of such Warrants shall be $9.90 per share of Common Stock. The Underwriters' Warrant is not transferable for a period of one year after the date of this Prospectus, except to officers and stockholders of the Underwriters and to members of the selling group and their officers and partners. The Company has agreed to file, during the four year period beginning one year from the Effective Date of this Prospectus, on one occasion at the Company's cost, at the request of the holders of a majority of the Underwriters' Warrant and the underlying shares of Common Stock and Warrants, and to use its best efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required to permit the public sale of Common Stock and Warrants issued or issuable upon exercise of the Underwriters' Warrant. In addition, the Company has agreed to give advance notice to holders of the Underwriters' Warrant of its intention to file certain registration statements commencing one year and ending four years after the Effective Date, and in such case, holders of such Underwriters' Warrant or underlying shares of Common Stock and Warrants shall have the right to require the Company to include all or part of such shares of Common Stock and Warrants underlying such Underwriters' Warrant in such registration statement at the Company's expense.

    For the life of the Underwriters' Warrant, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the Underwriters' Warrant at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Warrant.

    The Company has agreed that upon closing of this Offering, it will for a period of not less than three years, invite a designee of the Representative to attend all meetings of the board of directors. Such designee will be entitled to the same notices and communications sent by the Company to its directors and to attend directors meetings, but will not be entitled to vote or be compensated therefor.

    The Company has agreed to retain the Underwriters as financial consultants for a period of three years to commence on the closing of this Offering, at a monthly fee of $2,444.44 all of which ($88,000) shall be payable in advance on the closing of the Offering. Pursuant to this agreement, the Underwriters will be obligated to provide general financial advisory services to the Company on an "as needed" basis with respect to possible future financing or acquisitions by the Company and related matters. The agreement does not require the Underwriters to provide any minimum number of hours of consulting services to the Company.

    The public offering price of the Shares and Warrants offered hereby and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriters. Factors considered in determining the offering price of the Shares and Warrants offered hereby and the exercise price of the Warrants included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.

    The Company has agreed, for a period of one year from the date of this Prospectus not to issue any shares of Common Stock, Warrants or any options or other rights to purchase Common Stock without the prior written consent of the Representative, except Warrants to be issued upon closing of this Offering, as discussed herein. Notwithstanding the foregoing, the Company may issue shares upon exercise or conversion of any options under the 1997 Plan up to 10% of the Company's outstanding Common Stock immediately after the closing of this Offering. Except for the 65,000 shares of Common Stock being offered by the Underwriters on behalf of the Selling Securityholders, Arnold Unger, Renee Unger, Lori Gutmann, Karen Unger, Alysse Unger and The Unger Family Trust, who own in the aggregate 2,900,000 shares of Common Stock, have agreed not to publicly sell or otherwise dispose of any of their Common Stock for a period of 18 months following the Effective Date without the consent of the Underwriters which most likely will not be granted earlier than three months from the date of this Prospectus and would be subject to the nature of the market for the Company's securities, the volume and price of the Common Stock, and the operations and financial condition of the Company.

    In connection with this Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock or Warrants in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Underwriters may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to shares of Common Stock and Warrants that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

    Commencing one year after the date of this Prospectus, the Company will pay the Underwriters a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date; (ii) the exercise price of the Warrant was solicited by a member of the NASD; (iii) the Warrant was not held in discretionary account; (iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant; (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M promulgated under the Exchange Act; and (vi) the Warrant holder designates in writing which broker-dealer made the solicitation. The Underwriters and any other soliciting broker-dealers may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Regulation M, five business days (or other applicable period as Regulation M may provide) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriters and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.

    The Underwriting Agreement provides for reciprocal indemnification between the Selling Securityholders, the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    The foregoing is a summary of the material terms of the Underwriting Agreement, the Underwriters' Warrant and the Consulting Agreement. Reference is made to the copies of the Underwriting Agreement, the Underwriters' Warrant and the Consulting Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL OPINIONS

    Certain legal matters relating to Canadian law, including the validity of the issuance of the Common Stock and Warrants offered herein, will be passed upon for the Company by Wildeboer Rand Thomson Apps & Dellelce. Certain legal matters in connection with the Offering will be passed upon for the Company by its United States counsel, Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022. Certain legal matters will be passed upon for the Underwriters by Singer Zamansky LLP, 40 Exchange Place, New York, New York 10005.

                                    EXPERTS

    The combined financial statements of Excelle Brand Foods Corporation and Intercorp Foods Ltd. at January 31, 1997, and for each of the two fiscal years in the period ended January 31, 1996 and 1995, and the balance sheet of Intercorp Excelle Inc. at April 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Schwartz Levitsky Feldman, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Act with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The by-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Canadian law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

    The Underwriting Agreement provides for reciprocal indemnification between the Selling Securityholders, the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriters pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriters in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    INDEX TO

                              FINANCIAL STATEMENTS

Report of Independent Auditors.......................................................        F-2
Combined Balance Sheets..............................................................        F-3
Combined Statements of Income........................................................        F-4
Combined Statements of Cash Flows....................................................        F-5
Combined Statements of Stockholders' Equity..........................................        F-6
Notes to Combined Financial Statements...............................................        F-7
Review Engagement Report.............................................................       F-15
Interim Combined Balance Sheets......................................................       F-16
Interim Combined Statements of Income................................................       F-17
Interim Combined Statements of Cash Flow.............................................       F-18
Interim Combined Statements of Stockholders' Equity..................................       F-19
Notes to Interim Combined Financial Statements.......................................       F-20
Report of Independent Auditors.......................................................       F-30
Balance Sheet........................................................................       F-31
Notes to Financial Statement.........................................................       F-32

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Excelle Brands Food Corporation/Intercorp Foods Ltd.

    We have audited the accompanying combined balance sheets of Excelle Brands Food Corporation/ Intercorp Foods Ltd. (incorporated in Canada) as at January 31, 1997 and 1996 and the related combined statements of income, cash flows and changes in stockholders' equity for the years ended January 31, 1997, 1996 and 1995. These combined financial statements are the responsibility of the management of Excelle Brands Food Corporation and Intercorp Foods Ltd. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Excelle Brands Food Corporation/Intercorp Foods Ltd. as at January 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended January 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles in the United States of America.

Toronto, Ontario                                   /s/ SCHWARTZ LEVITSKY FELDMAN
March 12, 1997                                             Chartered Accountants
Except for note 9(b)
which is August 11, 1997

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                            COMBINED BALANCE SHEETS

                                AS OF JANUARY 31
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                                             1997        1996
                                                                                          ----------  ----------
                                                                                              $           $
                                                     ASSETS
CURRENT ASSETS
  Cash (note 5).........................................................................     176,117     915,626
  Accounts receivable (note 2)..........................................................     578,210     717,581
  Investment tax credits recoverable....................................................     184,755     136,413
  Inventory (note 3)....................................................................     729,604     621,080
  Income taxes recoverable..............................................................      --          27,189
  Prepaid expenses and sundry assets....................................................      79,198      39,478
                                                                                          ----------  ----------
  Total current assets..................................................................   1,747,884   2,457,367

PROPERTY, PLANT AND EQUIPMENT (note 4)..................................................   1,310,863   1,291,115
                                                                                          ----------  ----------
  Total assets..........................................................................   3,058,747   3,748,482
                                                                                          ----------  ----------
                                                                                          ----------  ----------
                                                  LIABILITIES
CURRENT LIABILITIES
  Bank indebtedness (note 5)............................................................     286,749   1,166,466
  Accounts payable and accrued expenses (note 6)........................................     834,255   1,007,052
  Income taxes payable..................................................................       5,864      --
  Current portion of long-term debt.....................................................     253,716     231,846
                                                                                          ----------  ----------
  Total current liabilities.............................................................   1,380,584   2,405,364
LONG-TERM DEBT (note 7).................................................................     591,205     599,023
DUE TO DIRECTORS (note 8)...............................................................     154,990      81,712
DUE TO PARENT COMPANY...................................................................      --          70,299
DEFERRED INCOME TAXES (note 12).........................................................     119,726      87,319
                                                                                          ----------  ----------
  Total liabilities.....................................................................   2,246,505   3,243,717
                                                                                          ----------  ----------
                                              STOCKHOLDERS' EQUITY
CAPITAL STOCK (note 9)..................................................................         160         160
RETAINED EARNINGS.......................................................................     844,011     550,050
CUMULATIVE TRANSLATION ADJUSTMENTS......................................................     (31,929)    (45,445)
                                                                                          ----------  ----------
  Total stockholders' equity............................................................     812,242     504,765
                                                                                          ----------  ----------
  Total liabilities and stockholders' equity............................................   3,058,747   3,748,482
                                                                                          ----------  ----------
                                                                                          ----------  ----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                         COMBINED STATEMENTS OF INCOME

                         FOR THE YEARS ENDED JANUARY 31
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                               1997         1996        1995
                                                                           ------------  ----------  ----------
                                                                                $            $           $
SALES....................................................................    10,459,655   8,457,288   8,380,776
    Trade expenditures...................................................       876,139     711,317     825,539
                                                                           ------------  ----------  ----------
NET SALES................................................................     9,583,516   7,745,971   7,555,237
    Cost of sales........................................................     6,723,795   5,675,567   5,376,395
                                                                           ------------  ----------  ----------
GROSS PROFIT.............................................................     2,859,721   2,070,404   2,178,842
                                                                           ------------  ----------  ----------
OPERATING EXPENSES
    Selling..............................................................     1,327,760     937,309   1,253,972
    General and administrative...........................................       749,366     628,473     611,090
    Research and development cost (note 10)..............................        12,823      91,628      59,783
    Amortization.........................................................       285,320     230,776     298,748
                                                                           ------------  ----------  ----------
    Total operating expenses.............................................     2,375,269   1,888,186   2,223,593
                                                                           ------------  ----------  ----------
OPERATING INCOME (LOSS)..................................................       484,452     182,218     (44,751)
INTEREST EXPENSE.........................................................        77,124      86,233      78,181
                                                                           ------------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS................       407,328      95,985    (122,932)
    Income taxes (recoverable) (note 11).................................       113,367      14,605      (5,600)
                                                                           ------------  ----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.................................       293,961      81,380    (117,332)
    Extraordinary items (note 12)........................................       --          340,051      --
                                                                           ------------  ----------  ----------
NET INCOME (LOSS)........................................................       293,961     421,431    (117,332)
                                                                           ------------  ----------  ----------
                                                                           ------------  ----------  ----------
NET INCOME PER WEIGHTED AVERAGE COMMON SHARE BEFORE EXTRAORDINARY
  ITEMS..................................................................          0.10        0.03       (0.04)
                                                                           ------------  ----------  ----------
                                                                           ------------  ----------  ----------
EXTRAORDINARY ITEMS PER WEIGHTED AVERAGE COMMON SHARE....................       --             0.11      --
                                                                           ------------  ----------  ----------
                                                                           ------------  ----------  ----------
NET INCOME PER WEIGHTED AVERAGE COMMON SHARE.............................          0.10        0.14       (0.04)
                                                                           ------------  ----------  ----------
                                                                           ------------  ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (note 9(b)).........     3,075,000   3,075,000   3,075,000
                                                                           ------------  ----------  ----------
                                                                           ------------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                         FOR THE YEARS ENDED JANUARY 31
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                   $           $           $
Cash flows from operating activities:
  Net Income (loss)..........................................................     293,961     421,431    (117,332)
                                                                               ----------  ----------  ----------
  Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
    Amortization.............................................................     285,320     230,776     298,748
    Gain on disposal property, plant and equipment...........................      (9,350)     --          --
    Forgiveness of debt......................................................      --        (557,415)     --
    Loss on write off of deferred charge.....................................      --          76,606      --
    Decrease/(increase) in accounts receivable...............................     151,567    (221,540)    (38,014)
    Increase in investment tax credits.......................................     (45,112)    (53,439)    (83,461)
    Decrease/(increase) in inventory.........................................     (95,178)    138,595    (171,249)
    Decrease/(increase) in prepaid expenses..................................     (38,473)     29,800     (22,756)
    Increase/(decrease) in accounts payable and accrued expenses.............    (190,191)   (292,695)    436,064
    Increase in income taxes payable/recoverable.............................      33,177      21,480      --
    Increase/(decrease) in deferred income taxes.............................      30,322      75,562      (5,600)
                                                                               ----------  ----------  ----------
    Total adjustments........................................................     122,082    (552,270)    413,732
                                                                               ----------  ----------  ----------
    Net cash (used in)/provided by operating activities......................     416,043    (130,839)    296,400
                                                                               ----------  ----------  ----------

Cash flows from investing activities:
  Proceeds from disposal of property, plant and equipment....................      14,229      --          --
  Purchases of property, plant and equipment.................................    (284,710)   (112,555)   (396,891)
                                                                               ----------  ----------  ----------
  Net cash used in investing activities......................................    (270,481)   (112,555)   (396,891)
                                                                               ----------  ----------  ----------
Cash flows from financing activities:
  Advances (repayment) of bank indebtedness..................................    (879,717)   (135,390)    833,480
  Additions to deferred financing charges....................................      --          --         (76,982)
  Proceeds from advances to directors........................................      70,804      --         108,274
  Advances by (repayment to) advances by parent company......................     (70,804)     --          51,192
  Long-term debt borrowings..................................................     181,455     376,354     189,448
  Long-term debt repayments..................................................    (183,659)    (62,037)    (81,145)
                                                                               ----------  ----------  ----------
  Net cash (used in)/provided by financing activities........................    (881,921)    178,927   1,024,267
                                                                               ----------  ----------  ----------
Effect of foreign currency exchange rate changes.............................      (3,150)     (9,779)     20,705
                                                                               ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents.........................    (739,509)    (74,246)    944,481
Cash and cash equivalents
  Beginning of year..........................................................     915,626     989,872      45,391
                                                                               ----------  ----------  ----------
  End of year................................................................     176,117     915,626     989,872
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Income taxes paid (refunds received).........................................     (87,312)    (18,241)        275
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Interest paid................................................................      77,124      86,233      78,181
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                         FOR THE YEARS ENDED JANUARY 31
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                         COMMON STOCK
                                                                ------------------------------
                                                                                                CUMULATIVE
                                                                    NUMBER OF                    RETAINED    TRANSLATION
                                                                     SHARES          AMOUNT      EARNINGS    ADJUSTMENTS
                                                                -----------------  -----------  -----------  -----------

                                                                                        $            $            $
Balance as of January 31, 1994................................            200             160      245,951      (39,226)
    Foreign currency translation..............................         --              --           --           (7,981)
    Net loss for the year.....................................         --              --         (117,332)      --
                                                                          ---             ---   -----------  -----------
Balance as of January 31, 1995................................            200             160      128,619      (47,207)
    Foreign currency translation..............................         --              --           --            1,762
    Net income for the year...................................         --              --          421,431       --
                                                                          ---             ---   -----------  -----------
Balance as of January 31, 1996................................            200             160      550,050      (45,445)
    Foreign currency translation..............................         --              --           --           13,516
    Net income for the year...................................         --              --          293,961       --
                                                                          ---             ---   -----------  -----------
Balance as of January 31, 1997................................            200             160      844,011      (31,929)
                                                                          ---             ---   -----------  -----------
                                                                          ---             ---   -----------  -----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a) Basis of Presentation

    These financial statements combine the accounts of two affiliated companies and Kalmath Investments Ltd., the parent company of Excelle Brands Food Corporation. All material inter-company accounts and transactions have been eliminated.

    b) Principle Activities

    The companies, Excelle Brands Foods Corporation and Intercorp Foods Ltd., were incorporated in Canada on February 7, 1987 and December 20, 1982, respectively. The companies are principally engaged in the production of food products in Canada and its distribution in Canada and the U.S. The activity of Kalmath Investments Ltd. is immaterial in the aggregate, as its only activity is to hold the invesment in Excelle Brands Food Corporation.

    c) Cash and Cash Equivalents (Bank Indebtedness)

    Cash and cash equivalents (bank indebtedness) include cash on hand, amounts due from and to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

    d) Other Financial Instruments

    The carrying amount of the companies' accounts receivables and payables approximates fair value because of the short maturity of these instruments.

    e) Inventory

    Inventory is valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

    f) Property, Plant and Equipment

    Property, plant and equipment are recorded at cost and are amortized on the basis over their estimated useful lives at the undernoted rates and methods:

        Equipment..................................................        20%  Declining
                                                                                balance
        Leasehold improvements.....................................        10%  Straight-line
        Vehicle....................................................        30%  Declining
                                                                                balance
        Computer equipment.........................................        30%  Declining
                                                                                balance
        Office furniture...........................................        20%  Declining
                                                                                balance

    Amortization for assets acquired during the year are recorded at one-half of the indicated rates, which approximates when they were put into use.

    g) Income Taxes

    The companies account for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

    h) Foreign Currency Translation

    The companies maintain their books and records in Canadian dollars. Foreign currency transactions are translated using the temporal method. Under this method, all monetary items are translated into Canadian funds at the rate of exchange prevailing at balance sheet date. Non-monetary items are

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates. Transaction gains and losses are included in the determination of earnings for the year.

    The translation of the financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expenses accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been or could be, converted into United States dollars at the rates on the respective dates and or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

    i) Sales

    Sales represent the invoiced value of goods supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

    j) Government Assistance and Investment Tax Credits

    Government assistance and investment tax credits are recorded on the accrual basis and are accounted for as a reduction of the related current or capital expenditures.

    k) Net Income per Weighted Average Common Share

    Net income per common share is computed by dividing net income for the year by the weighted average number of common shares outstanding during the year.

    l) Use of Estimates

    The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    m) Accounting Changes

    On February 1, 1996, the company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicates that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the company's results of operations.

2. ACCOUNTS RECEIVABLE

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                  $          $
Accounts receivable.........................................................................    595,200    728,488
Less: Allowance for doubtful accounts.......................................................     16,990     10,907
                                                                                              ---------  ---------
Accounts receivable, net....................................................................    578,210    717,581
                                                                                              ---------  ---------
                                                                                              ---------  ---------

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

3. INVENTORY

    Inventory comprised the following:

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                  $          $
        Raw materials.......................................................................    187,546    200,899
        Finished goods......................................................................    542,058    420,181
                                                                                              ---------  ---------
                                                                                                729,604    621,080
                                                                                              ---------  ---------
                                                                                              ---------  ---------

4. PROPERTY, PLANT AND EQUIPMENT

                                                                                             1997        1996
                                                                                          ----------  ----------
                                                                                              $           $
Equipment...............................................................................   2,293,607   2,016,295
Leasehold improvements..................................................................     339,652     325,729
Vehicle.................................................................................      51,339      46,841
Computer equipment......................................................................      86,887      66,595
Office furniture........................................................................      90,390      82,850
                                                                                          ----------  ----------
        Cost............................................................................   2,861,875   2,538,310
                                                                                          ----------  ----------
Less:  Accumulated amortization
      Equipment.........................................................................   1,274,178   1,016,282
      Leasehold improvements............................................................     122,805      87,131
      Vehicle...........................................................................      44,890      42,564
      Computer equipment................................................................      51,828      52,393
      Office furniture..................................................................      57,311      48,825
                                                                                          ----------  ----------
                                                                                           1,551,012   1,247,195
                                                                                          ----------  ----------
Net.....................................................................................   1,310,863   1,291,115
                                                                                          ----------  ----------
                                                                                          ----------  ----------

5. CASH AND BANK INDEBTEDNESS

    Bank indebtedness bears interest at the bank's prime rate plus 1 1/2% per annum and represents an operating loan which revolves in multiples of $18,500. The bank indebtedness is secured by an assignment of book debts, a general security agreement, guarantees of the shareholder and directors of Excelle Brands Food Corporation, a fixed charge on equipment, a pledge of inventory, assignment of fire insurance, assignment of life insurance on the lives of the directors, a charge against property of a director and a postponement of amounts due to directors.

    The affiliated companies have a centralized banking transfer of funds agreement wherein the companies maintain a number of operating current accounts and overdraft facilities with a single bank in order to facilitate their banking transactions. In determining the balance upon which interest is charged and lending limits and covenants are measured the bank notionally consolidates all cash and overdraft balances on a net basis.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                              1997        1996
                                                                                            ---------  ----------
                                                                                                $          $
Accounts payable and accrued expenses comprise the following:
    Trade payables........................................................................    420,656     750,319
    Accrued expenses......................................................................    413,599     256,733
                                                                                            ---------  ----------
                                                                                              834,255   1,007,052
                                                                                            ---------  ----------
                                                                                            ---------  ----------

7. LONG-TERM DEBT

                                                                                                             1997       1996
                                                                                                           ---------  ---------
                                                                                                               $          $
           a)         Ontario Development Corporation Loans
                      Ontario Development Corporation loan under the Food Industry Financial Assistance
                      Program. Effective on October 23, 1996 the loan is repayable in blended monthly
                      payments of $3,100 principal and interest at 8% per annum, due October, 1999.......    170,707    182,030

                      Ontario Development Corporation loan under the Food Industry Financial Assistance
                      Program. The loan is repayable in blended monthly payments of $1,600 principal and
                      interest at 6 1/2% per annum, due October, 1999....................................     48,122     62,404

           b)         Business Development Bank Loan

                      Business Development Bank loan, repayable in blended monthly payments of $1,200 principal and interest at the floating commercial and industrial loan interest rate
                      plus 2 1/2% per annum, due August, 2001............................................     67,372     --

           c)         Bank Term Loans

                      Commercial investment loan, repayable monthly, $1,000 principal plus interest at
                      the bank's prime rate plus 1 1/2% per annum, repaid in full during the year........     --            910

                      Commercial investment loan, repayable monthly, $3,100 principal plus interest at
                      the bank's prime rate plus 1 1/2% per annum, due October, 1998.....................     68,043    100,110

           d)         Capital Loans

                      Capital loan, repayable monthly, $2,700 principal plus interest at the bank's prime
                      rate plus 1 1/2% per annum, due June, 2001.........................................    144,271    160,186

                      Capital loan, repayable monthly, $2,000 principal plus interest at the bank's prime
                      rate plus 1 1/2% per annum, due November, 2002.....................................    116,321     --

           e)         Accounts payable under settlement agreements, non-interest bearing, with monthly
                      payments of approximately $8,700 until January, 1999...............................    230,085    325,229
                                                                                                           ---------  ---------
                                                                                                             844,921    830,869
                      Less: Current portion..............................................................    253,716    231,846
                                                                                                           ---------  ---------
                                                                                                             591,205    599,023
                                                                                                           ---------  ---------
                                                                                                           ---------  ---------

    f) Bank term loans are secured by the security as described in note 5.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

7. LONG-TERM DEBT (CONTINUED)
    g) Ontario Development Corporation loans are secured by a first and fixed mortgage charge on specific equipment and a floating charge on all other assets.

    h) Business Development Bank loan is secured by a general security agreement, assignment of claims and an assignment of insurance on specific assets.

    i) Capital loan is secured by a second and fixed mortgage charge on specific equipment and a postponement of amounts due to directors and an assignment of life insurance on the life of a director.

    j) Capital loan is secured by a first and fixed mortgage charge on specific equipment and a floating charge on all other assets.

    k) Future principal payment obligations are as follows:

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                  $          $
      1997..................................................................................     --        231,846
      1998..................................................................................    253,716    321,169
      1999..................................................................................    231,510    200,074
      2000..................................................................................    246,431     45,743
      2001..................................................................................     71,566     32,037
      2002..................................................................................     41,698     --
                                                                                              ---------  ---------
                                                                                                844,921    830,869
                                                                                              ---------  ---------
                                                                                              ---------  ---------

8. DUE TO DIRECTORS

    The amounts due to directors are unsecured, bear interest at the directors' effective borrowing rate, are without any specific repayment terms, and are not expected to be repaid prior to February 1, 1998.

    The directors' effective borrowing rate is the same as the Canadian bank prime rate, which at January 31, 1997 was 4.75%.

9. CAPITAL STOCK

    A) AUTHORIZED

       An unlimited number of the following classes of shares without par value

       Class A Preference shares, 12% non-cumulative, non-participating, non-voting, redeemable at the paid-up amount

       Class B Special shares, non-cumulative, participating, non-voting, redeemable at the paid-up amount

       Common shares

    ISSUED

                                                                                                         1997         1996
                                                                                                         -----        -----
                                                                                                           $            $
        200 Common shares...........................................................................         160          160
                                                                                                             ---          ---
                                                                                                             ---          ---

    B)WEIGHTED AVERAGED NUMBER OF COMMON SHARES

      For the purpose of determining earnings per share, the weighted average number of common shares has been presented on a pro-forma basis, giving effect to the following subsequent events:

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. CAPITAL STOCK (CONTINUED)
     i) In May 1997, a newly incorporated holding company, Intercorp Excelle Inc. (the "Registrant") obtained bridge financing for the purpose of funding the planned initial public offering. As part consideration for this transaction, the Registrant issued 175,000 common shares to the participants in the bridge financing, resulting in 175,300 issued and outstanding common shares.

     ii) Subsequent to the above noted bridge financing, the shareholders of the companies transferred all the outstanding common shares of the companies to the Registrant, in exchange for 2,899,700 common shares of that company. The transfer was done in anticipation of an eventual initial public offering by the Registrant.

    Accordingly, the total weighted average number of common shares on a pro-forma basis is 3,075,000 common shares.

10. RESEARCH AND DEVELOPMENT COSTS

                                                                                    1997       1996        1995
                                                                                 ----------  ---------  ----------
                                                                                     $           $          $
Research and development costs are comprised of:
    Expenses incurred..........................................................     191,762    171,768     178,386
    Less: Investment tax credits...............................................    (178,939)   (80,140)   (118,603)
                                                                                 ----------  ---------  ----------
    Net expense................................................................      12,823     91,628      59,783
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

11. INCOME TAXES

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
                                                                                       $          $          $
    a) Current                                                                        83,045    (60,957)    --
      Deferred...................................................................     30,322     75,562     (5,600)
                                                                                   ---------  ---------  ---------
                                                                                     113,367     14,605     (5,600)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
    b) Current income taxes consists of:
      Amount calculated at basic Federal and Provincial rates....................     96,621     21,625    (30,186)
      Increase (decrease) resulting from:
            Application of losses carried forward from prior year................     --        (22,585)    --
            Operating loss for which no current income tax benefit is
            recognized...........................................................     --         --         24,586
            Investment tax credits...............................................     --        (16,757)    --
            Permanent and other differences......................................     16,746      2,992     --
            Portion of above adjustments allocable to extraordinary items........     --         29,330     --
            Timing differences...................................................    (30,322)   (75,562)     5,600
                                                                                   ---------  ---------  ---------
                                                                                      83,045    (60,957)    --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    c) The companies have operating losses which can be used to reduce future provincial taxable income. The potential tax benefits of the losses have been recorded as a reduction of deferred taxes. The deductibility of these losses, which amount to approximately $204,000, expires in 2002.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

11. INCOME TAXES (CONTINUED)
    d) Deferred income taxes represent the tax benefits derived from timing differences between amortization of property, plant and equipment charged to operations and amounts deducted from taxable income.

12. EXTRAORDINARY ITEMS

    a) During the 1996 fiscal year, the companies settled certain past due accounts payable in the amount of $918,178 with certain key suppliers resulting in a one time forgiveness of those accounts (net of related expenses of $35,534), in the amount of $557,415. The balance of the accounts payable are to be repaid by January 31, 1999 (see note 7).

    b) During the 1996 fiscal year, the companies aborted efforts at obtaining new financing until settlement was reached with trade creditors. Accordingly, deferred financing costs pertaining to these efforts, in the amount of $156,329, of which $74,723 was incurred in 1995, were written off.

    c) Income taxes on the forgiveness and the amounts written off during 1996 amounted to $61,035.

13. SALES TO MAJOR CUSTOMERS

    The breakdown of sales by geographic area is as follows:

                                                                               1997         1996         1995
                                                                            -----------  -----------  -----------
                                                                            (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

                                                                                 $            $            $
        Canada............................................................   8,843,699    7,103,089    7,016,717
        United States of America..........................................     739,817      642,882      538,520
                                                                            -----------  -----------  -----------
                                                                             9,583,516    7,745,971    7,555,237
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

14. MINIMUM LEASE COMMITMENTS

    Minimum payments under an operating lease for premises amount to $81,000, exclusive of insurance and other occupancy charges. The lease expires June 30, 2000. The future minimum lease payments over the next four years are as follows:

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
                                                                                       $          $          $
Payable during the following periods:

    Within one year..............................................................     81,586     78,319    109,449
    Over 1 year but not exceeding 2 years........................................     77,002     81,051    109,449
    Over 2 years but not exceeding 3 years.......................................     77,002     76,497    109,449
    Over 3 years but not exceeding 4 years.......................................     32,084     76,497    141,371
    Over 4 years but not exceeding 5 years.......................................     --         31,874    164,173
                                                                                   ---------  ---------  ---------
                                                                                     267,674    344,238    633,891
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The companies have sub-leased a portion of the premises for approximately $24,000 per annum in renewable one year terms for a period of three years.

15. COMPARATIVE FIGURES

    Certain figures in the 1996 and 1995 financial statements have been reclassified to conform with the basis of presentation used in the current year.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

16. OTHER SUPPLEMENTAL INFORMATION

    The following items were included in the statements of income:

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
                                                                                       $          $          $
        Amortization of property, plant and equipment............................    285,320    230,776    254,576
        Amortization of deferred charges.........................................     --         --         44,172
                                                                                   ---------  ---------  ---------
                                                                                     285,320    230,776    298,748
                                                                                   ---------  ---------  ---------
        Operating lease rentals for rental premises (net of rent received).......     51,141     89,247     77,360
        Interest expense on Bank indebtedness....................................     26,891     33,984     40,157
        Stockholders' loans......................................................     14,696     17,241     14,965
        Long-term debt...........................................................     35,537     35,008     23,059
                                                                                   ---------  ---------  ---------
                                                                                      77,124     86,233     78,181
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            REVIEW ENGAGEMENT REPORT

To the Board of Directors and Stockholders of Excelle Brands Food Corporation/Intercorp Foods Ltd.

    We have reviewed the interim combined balance sheets of Excelle Brands Food Corporation/ Intercorp Foods Ltd. (incorporated in Canada) as at April 30, 1997 and 1996 and the interim combined statements of income, cash flows and changes in stockholders' equity for the three months ended April 30, 1997 and 1996. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the companies.

    A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

    Based on our reviews, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles in the United States of America.

Toronto, Ontario                                   /s/ SCHWARTZ LEVITSKY FELDMAN
June 24, 1997                                              Chartered Accountants
Except for note 9(b)
which is dated August 11, 1997

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                        INTERIM COMBINED BALANCE SHEETS

                              AS OF APRIL 30, 1997

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

                                                                           1997       1996
                                ASSETS                                       $          $
                                                                         ---------  ---------
CURRENT ASSETS
    Cash (note 5)......................................................  1,076,132  1,859,172
    Accounts receivable (note 2).......................................  1,020,942    706,029
    Investment tax credits recoverable.................................    201,320    157,746
    Inventory (note 3).................................................    967,187    743,789
    Income taxes recoverable...........................................     --         15,062
    Prepaid expenses and sundry assets.................................    136,450     69,172
                                                                         ---------  ---------
    Total current assets...............................................  3,402,031  3,550,970
PROPERTY, PLANT AND EQUIPMENT (note 4).................................  1,405,748  1,229,770
                                                                         ---------  ---------
Total assets...........................................................  4,807,779  4,780,740
                                                                         ---------  ---------
                                                                         ---------  ---------

                                                                                             1997        1996
                                                                                              $           $
                                                                                          ----------  ----------
                                      LIABILITIES
CURRENT LIABILITIES

  Bank indebtedness (note 5)............................................................   1,287,787   2,136,703
  Accounts payable and accrued expenses (note 6)........................................   1,565,713   1,043,040
  Income taxes payable..................................................................       8,985       9,850
  Current portion of long-term debt.....................................................     244,531     233,786
                                                                                          ----------  ----------
  Total current liabilities.............................................................   3,107,016   3,423,379
LONG-TERM DEBT (note 7).................................................................     549,547     564,206
DUE TO DIRECTORS (note 8)...............................................................     149,379      82,395
DUE TO PARENT COMPANY...................................................................      --          70,888
DEFERRED INCOME TAXES (note 12).........................................................     119,726      87,320
                                                                                          ----------  ----------
  Total liabilities.....................................................................   3,925,668   4,228,188
                                                                                          ----------  ----------
                                  STOCKHOLDERS' EQUITY
CAPITAL STOCK (note 9)..................................................................         160         160
RETAINED EARNINGS.......................................................................     923,164     623,886
CUMULATIVE TRANSLATION ADJUSTMENTS......................................................     (41,213)    (71,494)
                                                                                          ----------  ----------
  Total stockholders' equity............................................................     882,111     552,552
                                                                                          ----------  ----------
  Total liabilities and stockholders' equity............................................   4,807,779   4,780,740
                                                                                          ----------  ----------
                                                                                          ----------  ----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                     INTERIM COMBINED STATEMENTS OF INCOME

                      FOR THE THREE MONTHS ENDED APRIL 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)
                                  (UNAUDITED)

                                                                                             1997        1996
                                                                                          ----------  ----------
                                                                                              $           $
SALES...................................................................................   2,780,557   2,309,733
    Trade expenditures..................................................................     183,431     229,042
                                                                                          ----------  ----------
NET SALES...............................................................................   2,597,126   2,080,691
    Cost of sales.......................................................................   1,749,127   1,476,460
                                                                                          ----------  ----------
GROSS PROFIT............................................................................     847,999     604,231
                                                                                          ----------  ----------
OPERATING EXPENSES
    Selling.............................................................................     399,054     227,368
    General and administrative..........................................................     197,031     159,791
    Research and development costs (note 10)............................................      25,372      23,054
    Amortization........................................................................      91,318      77,388
    Total operating expenses............................................................     712,775     487,601
                                                                                          ----------  ----------
OPERATING INCOME........................................................................     135,224     116,630
INTEREST EXPENSE........................................................................      19,926      20,739
                                                                                          ----------  ----------
INCOME BEFORE INCOME TAXES..............................................................     115,298      95,891
    Income taxes (note 12)..............................................................      36,145      22,055
                                                                                          ----------  ----------
NET INCOME..............................................................................      79,153      73,836
                                                                                          ----------  ----------
                                                                                          ----------  ----------
NET INCOME PER WEIGHTED AVERAGE
COMMON SHARE............................................................................        0.03        0.02
                                                                                          ----------  ----------
                                                                                          ----------  ----------
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (note 9(b))...................................................   3,075,000   3,075,000
                                                                                          ----------  ----------
                                                                                          ----------  ----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                   INTERIM COMBINED STATEMENTS OF CASH FLOWS

                      FOR THE THREE MONTHS ENDED APRIL 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

                                                                                            1997         1996
                                                                                         -----------  -----------
                                                                                              $            $
Cash flows from operating activities:
  Net Income...........................................................................       79,153       73,836
                                                                                         -----------  -----------
  Adjustments to reconcile net income to
    net cash (used in) provided by
    operating activities:
    Amortization.......................................................................       91,318       77,388
    Loss on write off of deferred change...............................................      --           --
    (Increase)/decrease in accounts receivable.........................................     (468,459)      17,536
    (Increase)/decrease in investment tax credits......................................      (23,495)     (20,164)
    (Increase)/decrease in inventory...................................................     (266,727)    (117,356)
    (Increase)/decrease in prepaid expenses............................................      (60,741)     (29,326)
    Increase in accounts payable and accrued expenses..................................      769,536       27,522
    Increase in income taxes payable/recoverable.......................................        3,368       22,175
    Increase/(decrease) in deferred income taxes.......................................      --           --
                                                                                         -----------  -----------
    Total adjustments..................................................................       44,800      (22,225)
                                                                                         -----------  -----------
    Net cash provided by operating activities..........................................      123,953       51,611
                                                                                         -----------  -----------
Cash flows from investing activities:
    Cash used to acquire property, plant and equipment.................................     (186,202)     (16,273)
                                                                                         -----------  -----------
Cash flows from financing activities:
  Advances of bank indebtedness........................................................    1,001,038      970,237
  Long-term debt repayments............................................................      (20,463)     (39,778)
                                                                                         -----------  -----------
  Cash provided by financing activities................................................      980,575      930,459
                                                                                         -----------  -----------
Effect of foreign currency exchange rate changes.......................................      (18,311)     (22,251)
                                                                                         -----------  -----------
Net increase in cash and cash equivalents..............................................      900,015      943,546
Cash and cash equivalents
  Beginning of period..................................................................      176,117      915,626
                                                                                         -----------  -----------
  End of period........................................................................    1,076,132    1,859,172
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Income taxes paid (refunds received)...................................................      --           (18,358)
                                                                                         -----------  -----------
Interest paid..........................................................................       19,926       20,739
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

              INTERIM COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                      FOR THE THREE MONTHS ENDED APRIL 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

                                                                                                            CUMULATIVE
                                                                   COMMON STOCK                  RETAINED   TRANSLATION
                                                                     NUMBER OF        AMOUNT     EARNINGS   ADJUSTMENTS
                                                                      SHARES             $           $           $
                                                                 -----------------  -----------  ---------  -----------
Balance as of January 30, 1997.................................            200             160     844,011     (31,929)
  Foreign currency translation.................................         --              --          --          (9,284)
  Net income for the period....................................         --              --          79,153      --
                                                                           ---             ---   ---------  -----------
Balance as of April 30, 1997...................................            200             160     923,164     (41,213)
                                                                           ---             ---   ---------  -----------
                                                                           ---             ---   ---------  -----------
Balance as of January 30, 1996.................................            200             160     550,050     (45,445)
  Foreign currency translation.................................         --              --          --         (26,049)
  Net income for the period....................................         --              --          73,836      --
                                                                           ---             ---   ---------  -----------
Balance as of April 30, 1996...................................            200             160     623,886     (71,494)
                                                                           ---             ---   ---------  -----------
                                                                           ---             ---   ---------  -----------

   The accompanying notes are an integral part of these financial statements.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                 NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A) BASIS OF PRESENTATION

    These interim financial statements combined the accounts of two affiliated companies and Kalmath Investments Ltd., the parent company of Excelle Brands Food Corporation. All material inter-company accounts and transactions have been eliminated.

    B) PRINCIPLE ACTIVITIES

    The companies, Excelle Brands Foods Corporation and Intercorp Foods Ltd., were incorporated in Canada on February 7, 1987 and December 20, 1982, respectively. The companies are principally engaged in the production of food products in Canada and its distribution in Canada and the U.S. The activity of Kalmath Investments Ltd. is immaterial in the aggregate, as its only activity is to hold the investment in Excelle Brands Food Corporation.

    C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, amounts due from banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

    D) OTHER FINANCIAL INSTRUMENTS

    The carrying amount of the companies' accounts receivable and payable approximates fair value because of the short maturity of these instruments.

    E) INVENTORY

    Inventory is valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

    F) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost and are amortized on the basis over their estimated useful lives at the undernoted rates and methods:

Equipment                 20%                       Declining balance

Leasehold improvements    10%                       Straight-line

Vehicle                   30%                       Declining balance

Computer equipment        30%                       Declining balance

Office furniture          20%                       Declining balance

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Amortization for assets acquired during the period are recorded at one-half of the indicated rates, which approximates when they were put into use.

    G) INCOME TAXES

    The companies account for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

    H) FOREIGN CURRENCY TRANSLATION

    The companies maintain their books and records in Canadian dollars. Foreign currency transactions are translated using the temporal method. Under this method, all monetary items are translated into Canadian funds at the rate of exchange prevailing at balance sheet date. Non-monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates. Transaction gains and losses are included in the determination of earnings for the period.

    The translation of the financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expenses accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been or could be, converted into United States dollars at the rates on the respective dates and or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

    I) SALES

    Sales represent the invoiced value of goods supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

    J) GOVERNMENT ASSISTANCE AND INVESTMENT TAX CREDITS

    Government assistance and investment tax credits are recorded on the accrual basis and are accounted for as a reduction of the related current or capital expenditures.

    K) NET INCOME PER WEIGHTED AVERAGE COMMON SHARE

    Net income per common share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    L) USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    M) ACCOUNTING CHANGES

    On February 1, 1996, the company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicates that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the company's results of operations.

    In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has adopted the disclosure provisions of SFAS No. 123 [see Note 15(b)].

2. ACCOUNTS RECEIVABLE

                                                                           1997       1996
                                                                        ----------  ---------
                                                                            $           $
Accounts receivable...................................................   1,037,099    713,491
Less: Allowance for doubtful accounts.................................      16,157      7,462
                                                                        ----------  ---------
Accounts receivable, net..............................................   1,020,942    706,029
                                                                        ----------  ---------
                                                                        ----------  ---------

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

3. INVENTORY

    Inventory comprised the following:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                              $          $
Raw materials...........................................................    240,723    255,663
Finished goods..........................................................    726,464    488,126
                                                                          ---------  ---------
                                                                            967,187    743,789
                                                                          ---------  ---------
                                                                          ---------  ---------

4. PROPERTY, PLANT AND EQUIPMENT

                                                                         1997        1996
                                                                      ----------  ----------
                                                                          $           $
Equipment...........................................................   2,477,019   2,028,295
Leasehold improvements..............................................     340,519     325,729
Vehicle.............................................................      51,339      46,865
Computer equipment..................................................      88,525      66,938
Office furniture....................................................      90,381      86,204
                                                                      ----------  ----------
  Cost..............................................................   3,047,780   2,554,201
                                                                      ----------  ----------
Less: Accumulated amortization
  Equipment.........................................................   1,360,241   1,089,932
  Leasehold improvements............................................     122,805      93,138
  Vehicle...........................................................      45,103      42,697
  Computer equipment................................................      52,055      53,128
  Office furniture..................................................      61,828      45,536
                                                                      ----------  ----------
                                                                       1,642,032   1,324,431
                                                                      ----------  ----------
Net.................................................................   1,405,748   1,229,770
                                                                      ----------  ----------
                                                                      ----------  ----------

5. CASH AND BANK INDEBTEDNESS

    Bank indebtedness bears interest at the bank's prime rate plus 1 1/2% per annum and also comprises an operating loan which revolves in multiples of $18,500. These are secured by an assignment of book debts, a general security agreement, guarantees of the shareholder and directors of Excelle Brands Food Corporation, a fixed charge on equipment, a pledge of inventory, assignment of fire insurance, assignment of life insurance on the lives of the directors, a charge against property of a director and a postponement of amounts due to directors.

    The affiliated companies have a centralized banking transfer of funds agreement wherein the companies maintain a number of operating current accounts and overdraft facilities with a single bank in order to facilitate their banking transactions. In determining the balance upon which interest is charged and lending limits and covenants are measured, the bank notionally consolidates all cash and overdraft balances on a net basis.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                         1997        1996
                                                                      ----------  ----------
                                                                          $           $
Accounts payable and accrued expenses comprised the following:
  Trade payable.....................................................     519,440     640,403
  Accrued expenses..................................................   1,046,273     402,637
                                                                      ----------  ----------
                                                                       1,565,713   1,043,040
                                                                      ----------  ----------
                                                                      ----------  ----------

7. LONG-TERM DEBT

                                                                                                   1997       1996
                                                                                                 ---------  ---------
                                                                                                     $          $
       a)  Ontario Development Corporation Loans
           Ontario Development Corporation loan under the Food Industry Financial Assistance
           Program. Effective on October 23, 1996 the loan is repayable in blended monthly
           payments of $3,100 principal and interest at 8% per annum, due October, 1999........    160,731    180,996

           Ontario Development Corporation loan under the Food Industry Financial Assistance
           Program. The loan is repayable in blended monthly payments of $1,600 principal and
           interest at 6 1/2% per annum, due October, 1999.....................................     40,576     61,647

       b)  Business Development Bank Loan
           Business Development Bank loan, repayable in blended monthly payments of $1,200 principal and interest at the floating commercial and industrial loan interest rate
           plus 2 1/2% per annum, due August, 2001.............................................     61,391     --

       c)  Bank Term Loans
           Commercial Investment Loan, repayable monthly, $1,000 principal plus interest at the
           bank's prime rate plus 1 1/2% per annum, repaid in full during the year.............     --            137
           Commercial Investment Loan, repayable monthly, $3,100 principal plus interest at the
           bank's prime rate plus 1 1/2% per annum, due October, 1998..........................     53,653     91,769

       d)  Capital Loans
           Capital loan, repayable monthly, $2,700 principal plus interest at the bank's prime
           rate plus 1 1/2% per annum, due June, 2001..........................................    134,159    161,527
           Capital loan, repayable monthly, $2,000 principal plus interest at the bank's prime
           rate plus 1 1/2% per annum, due November, 2002......................................    149,161     --

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

7. LONG-TERM DEBT (CONTINUED)

                                                                                                   1997       1996
                                                                                                 ---------  ---------
                                                                                                     $          $
       e)  Accounts payable under settlement agreements, non-interest bearing, with monthly
           payments of approximately $8,700 until January, 1999................................    194,408    301,916
                                                                                                 ---------  ---------
                                                                                                   794,078    797,992
           Less: Current portion...............................................................    244,531    233,786
                                                                                                 ---------  ---------
                                                                                                   549,547    564,206
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

     f) Bank term loans are secured by the security as described in note 5.

     g) Ontario Development Corporation loans are secured by a first and fixed mortgage charge on specific equipment and a floating charge on all other assets.

     h) Business Development Bank loan is secured by a general security agreement, assignment of claims and an assignment of insurance on specific assets.

     i) Capital loan is secured by a second and fixed mortgage charge on specific equipment and a postponement of amounts due to directors and an assignment of life insurance on the life of a director.

     j) Capital loan is secured by a first and fixed mortgage charge on specific equipment and a floating charge on all other assets.

     k) Future principal payment obligations are as follows:

                                                                      1997        1996
                                                                   ----------  ----------
                                                                       $           $
1997.............................................................      --         233,786
1998.............................................................     244,531     311,287
1999.............................................................     238,875     161,492
2000.............................................................     202,715      67,399
2001.............................................................      93,957      24,028
2002.............................................................      14,000      --
                                                                   ----------  ----------
                                                                      794,078     797,992
                                                                   ----------  ----------
                                                                   ----------  ----------

8. DUE TO DIRECTORS

    The amounts due to directors are unsecured, bear interest at the directors' effective borrowing rate, are without any specific repayment terms, and are not expected to be repaid prior to April 1, 1998. The directors' effective borrowing rate is the same as the Canadian bank prime rate, which at April 30, 1997 was 4.75%

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

9. CAPITAL STOCK

a)  Authorized

    An unlimited number of the following classes of shares without par value

       Class A Preference shares, 12% non-cumulative, non-participating, non-voting, redeemable at the paid-up amount

       Class B Special shares, non-cumulative, participating, non-voting, redeemable at the paid-up amount

       Common shares

    Issued

                                                                                     1997         1996
                                                                                     -----        -----
                                                                                       $            $
200 Common shares...............................................................         160          160
                                                                                         ---          ---
                                                                                         ---          ---

b)  Weighted Average Number of Common Shares

    On April 16, 1997, a newly incorporated holding company, Intercorp Excelle Inc. (the "Registrant"), was formed by the shareholders of the companies for the purpose of consolidating their 100% ownership interests in anticipation of an initial public offering. The initial capitalization consisted of 300 common shares.

    For the purpose of determining earnings per share, the weighted average number of common shares has been presented on a pro-forma basis, giving effect to the following subsequent events:

    i) In May 1997, the registrant completed a private placement of its securities in which it sold 12% promissory bridge notes in the aggregate principal amount of $625,000, 175,000 common shares and 175,000 redeemable common share bridge warrants for gross proceeds of $625,000. The net proceeds of this private placement of $543,750 will be used to pay bank loans and trade payables of the companies and a portion of the initial expenses of the planned initial public offering.

    ii) Subsequent to the above noted bridge financing, the shareholders of the companies completed the transfer of all of the outstanding common shares of the companies to the Registrant in exchange for 2,899,700 common shares of that company.

    After giving effect to the above transactions, there are 3,075,000 issued and outstanding common shares of the Registrant. Accordingly, the total weighted average number of common shares as presented on a pro-forma basis is 3,075,000.

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

10. RESEARCH AND DEVELOPMENT COSTS

                                                                             1997       1996
                                                                           ---------  ---------
                                                                               $          $
Research and development costs are comprised of:

Expenses incurred........................................................     47,258     43,218
Less: Investment tax credits.............................................    (21,886)   (20,164)
                                                                           ---------  ---------
Net expense..............................................................     25,372     23,054
                                                                           ---------  ---------
                                                                           ---------  ---------

11. INCOME TAXES

                                                                                  1997       1996
                                                                                ---------  ---------
                                                                                    $          $
       a)  Current............................................................     36,145     16,156
           Deferred...........................................................     --         (5,899)
                                                                                ---------  ---------
                                                                                   36,145     22,055
                                                                                ---------  ---------
                                                                                ---------  ---------
       b)  Current income taxes consists of:
           Amount calculated at basic Federal and Provincial rates............     20,151     18,797
           Increase (decrease) resulting from:
             Application of losses carried forward from prior year............     --         --
             Operating loss for which no current income tax benefit is
             recognized.......................................................     --         --
             Investment tax credits...........................................     --         --
             Permanent and other differences..................................      3,684      3,258
             Timing differences...............................................     12,310     (5,899)
                                                                                ---------  ---------
                                                                                   36,145     16,156
                                                                                ---------  ---------

c) Deferred income taxes represent the tax benefits derived from timing differences between amortization of plant and equipment charged to operations and amounts deducted from taxable income.

12. SALES TO MAJOR CUSTOMERS

                                                                         1997        1996
                                                                      ----------  ----------
                                                                          $           $
Sales to major customers............................................     597,750     247,873
% of total sales....................................................        26.9%       13.9%

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

12. SALES TO MAJOR CUSTOMERS (CONTINUED)
The breakdown of sales by geographic area is as follows:

                                                                         1997        1996
                                                                      ----------  ----------
                                                                          $           $
Canada..............................................................   2,013,157   1,596,656
United States of America............................................     209,468     187,160
                                                                      ----------  ----------
                                                                       2,222,625   1,783,816
                                                                      ----------  ----------
                                                                      ----------  ----------

13. MINIMUM LEASE COMMITMENTS

    Minimum payments under an operating lease for premises amount to keep $81,000, exclusive of insurance and other occupancy charges. The lease expires June 30, 2000. The future minimum lease payments over the next four years are as follows:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                              $          $
Payable during the following periods:

Within one year.........................................................     76,918     84,435
Over 1 year but not exceeding 2 years...................................     75,129     78,928
Over 2 years but not exceeding 3 years..................................     75,129     77,093
Over 3 years but not exceeding 4 years..................................     12,521     77,093
Over 4 years but not exceeding 5 years..................................     --         12,849
                                                                          ---------  ---------
                                                                            239,697    330,398
                                                                          ---------  ---------
                                                                          ---------  ---------

    The companies have sub-leased a portion of the premises for approximately $24,000 per annum in renewable one year terms for a period of three years.

14. OTHER SUPPLEMENTAL INFORMATION

    The following items were included in the statements of income:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                 $          $
Amortization of property, plant and equipment..............................     91,318     77,388
Amortization of deferred charges...........................................     --         --
                                                                             ---------  ---------
                                                                                91,318     77,388
                                                                             ---------  ---------
                                                                             ---------  ---------
Operating lease rentals for rental premises (net of rent received).........     12,785     22,312
                                                                             ---------  ---------
                                                                             ---------  ---------
Interest expense on
  Bank indebtedness........................................................      4,094      6,422
  Stockholders' loans......................................................      3,674      4,310
  Long-term debt...........................................................     12,158     10,007
                                                                             ---------  ---------
                                                                                19,926     20,739
                                                                             ---------  ---------

              EXCELLE BRANDS FOOD CORPORATION/INTERCORP FOODS LTD.

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                  (UNAUDITED)

15.  STOCK OPTION PLAN

    A) DESCRIPTION OF PLAN

    In May 1997, the board of directors and shareholders adopted the Intercorp Excelle Inc. Stock Option Plan (the "1997 Plan"), pursuant to which 500,000 shares of Common Stock are reserved for issuance.

    The 1997 Plan will be administered by the compensation committee or the board of directors, who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

    The 1997 Plan is for a period of ten years, expiring in May, 2007. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1997 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the 1997 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another, or (ii) a majority of the board changes other than by election by the shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Options granted under the 1997 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, Common Stock having a fair market equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

    The 1997 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1997 Plan may not be increased without the consent of the shareholders of the Company.

    In May 1997, the Board granted 200,000 Options under the 1997 Plan to five individuals, including officers, directors and key employees. The options are exercisable at $3.50 per share for ten years expiring May 1, 2007. 40% of the Options are immediately exercisable, an additional 30% become exercisable in May 1998 and all of the Options are exercisable in November 1998.

    B)  APPLICATION OF SFAS 123: ACCOUNTING FOR STOCK-BASED COMPENSATION

    No pro-forma calculation of compensation cost has been performed as of the date of these financial statements as the options were granted subsequent to the period end of these financial statements.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Intercorp Excelle Inc.

    We have audited the accompanying balance sheet of Intercorp Excelle Inc. (incorporated in Canada) as at April 30, 1997. This financial statement is the responsibility of the management of Intercorp Excelle Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Intercorp Excelle Inc. as at April 30, 1997, in conformity with generally accepted accounting principles in the United States of America.

Toronto, Ontario
August 18, 1997

                                              /s/ SCHWARTZ LEVITSKY FELDMAN
                                                  Chartered Accountants

                             INTERCORP EXCELLE INC.

                                 BALANCE SHEET

                              AS AT APRIL 30, 1997
                      (AMOUNTS EXPRESSED IN U.S. DOLLARS)

                                             ASSETS

CURRENT ASSETS
  Cash...............................................................................  $     220
                                                                                       ---------
                                                                                       ---------

                                      STOCKHOLDERS' EQUITY

CAPITAL STOCK (note 3)...............................................................  $     220
                                                                                       ---------
                                                                                       ---------

    The accompanying notes are an integral part of this financial statement.

                             INTERCORP EXCELLE INC.

                          NOTES TO FINANCIAL STATEMENT

                              AS AT APRIL 30, 1997
                      (AMOUNTS EXPRESSED IN U.S. DOLLARS)

1. INCORPORATION AND ACTIVITY

    The company was incorporated under the laws of the Province of Ontario, Canada on April 16, 1997. The company was formed by the shareholders for the purpose of consolidating their 100% ownership interests in Intercorp Foods Ltd. and Kalmath Investments Limited, the parent of Excelle Brands Food Corporation, in anticipation of an initial public offering [see note 4(b)]. The principal activity of the companies to be acquired is to engage in the production of food products in Canada and the distribution of these food products in Canada and the U.S.

    The company is inactive up to the date of this financial statement.

    It is expected that the fiscal year end will be January 31, in order to coincide with the fiscal year end of the operating entities to be acquired.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a) Cash and Cash Equivalents

    Cash and cash equivalents include cash on hand, amounts due from and to banks, and any other highly liquid investments purchased with a maturity period of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

    b) Foreign Currency Translation

    The company maintains its books and records in Canadian dollars. Foreign currency transactions are translated using the temporal method. Under this method, all monetary items are translated into Canadian dollars at the rate of exchange prevailing at balance sheet date. Non-monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates. Translation gains and losses are included in the determination of earnings for the year.

    The translation of the financial statement from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expenses accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been or could be, converted into United States dollars at the rates on the respective dates and/or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

    c) Use of Estimates

    The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    d) Accounting Charges

    The company has adopted the provisions of SFAS No. 121,--"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances

                             INTERCORP EXCELLE INC.

                              AS AT APRIL 30, 1997
                      (AMOUNTS EXPRESSED IN U.S. DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) indicates that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995.

    In December 1995, SFAS No. 123,--"Accounting for Stock-Based Compensation", was issued. It introduced the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25,--"Accounting for Stock Issued to Employees". However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The company has adopted the disclosure provisions of SFAS No. 123 [see Note 4(d)].

3. CAPITAL STOCK

AUTHORIZED

    An unlimited number of common and preference shares

    The preference shares are issuable in series upon approval by the directors with the appropriate designation, rights, privileges and conditions attaching to each shares of such series.

ISSUED

300 Common shares....................................................  $     220
                                                                       ---------
                                                                       ---------

4. SUBSEQUENT EVENTS

    a) Private Placement Bridge Financing

    In May 1997, the company completed a private placement of its securities in which it sold 12% promissory bridge notes in the aggregate principal amount of $625,000, 175,000 common shares and 175,000 redeemable common share bridge warrants for gross proceeds of $625,000. The net proceeds of this private placement of $543,750 will be used to pay bank loans and trade payables of Excelle Brands Food Corporation and Intercorp Foods Ltd. and a portion of the initial expenses of the initial planned offering.

    The principal and accrued interest on the promissory bridge notes are due and payable upon the earlier of 18 months from the issue or a public equity or debt offering by the company.

    Each of the 175,000 common share bridge warrants entitle the holder to purchase one common share for $3.75 per share for a period of four years. The warrants are redeemable by the company at $0.10 per warrant in the event the company does not complete an initial public offering of its securities by December 31, 1997.

                             INTERCORP EXCELLE INC.

                              AS AT APRIL 30, 1997
                      (AMOUNTS EXPRESSED IN U.S. DOLLARS)

4. SUBSEQUENT EVENTS (CONTINUED)
    The 175,000 common shares are also redeemable at $0.50 per share if the company does not complete a public offering of its securities by December 31, 1997.

    The combined redemption price for the 175,000 common shares and 175,000 warrants issued in conjunction with the private placement is $105,000, in the event that a public offering is not completed. This amount will be accounted for as a financing expense during the company's fiscal year. In the event that a public offering is completed, the difference between the then offering price and the redemption price will be accounted for as a share issuance cost and deducted from the share capital raised from such an offering.

    b) Share Purchase Acquisition

    On May 22, 1997, the shareholders transferred their 100% ownership interests in Kalmath Investments Limited and Intercorp Foods Ltd. to the company in exchange for the issuance of 2,899,700 common shares, resulting in a total of 3,075,000 issued common shares.

    c) Stock Option Plan

    In May, 1997, the board of directors and shareholders adopted the Intercorp Excelle Inc. Stock Option Plan (the "1997 Plan"), pursuant to which 500,000 shares of Common Stock are reserved for issuance.

    The 1997 Plan will be administered by the compensation committee or the board of directors, who will determine, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

    The 1997 Plan is for a period for ten years, expiring in May, 2007. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1997 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price as determined by the board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the 1997 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another, or (ii) a majority of the board changes other than by election by the shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Options granted under the 1997 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, Common Stock having a fair market equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

                             INTERCORP EXCELLE INC.

                              AS AT APRIL 30, 1997
                      (AMOUNTS EXPRESSED IN U.S. DOLLARS)

4. SUBSEQUENT EVENTS (CONTINUED)
    Any unexercised options that expire or terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

    The 1997 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1997 Plan may not be increased without the consent of the shareholders of the Company.

    In May 1997, the Board granted 200,000 Options under the 1997 Plan to five individuals, including officers, directors and key employees. The options are exercisable at $3.50 per share for ten years expiring May 1, 2007. 40% of the Options are immediately exercisable, an additional 30% become exercisable in May 1998 and all the Options are exercisable in November 1998.

    d) Application of SFAS 123: Accounting for Stock-Based Compensation

    No pro-forma calculation of compensation cost has been performed as of the date of these financial statements as the options were granted subsequent to the balance sheet date.

5. PRO-FORMA INFORMATION

    The pro-forma combined balance sheet as of April 30, 1997 for Intercorp Excelle Inc. giving retroactive effect to the acquisitions referred to in note 4(b) is as follows:

                                                                                                      (UNAUDITED)
                                                                                                      ------------
                                               ASSETS
Current assets......................................................................................  $  2,326,119
Property, plant and equipment.......................................................................     1,405,748
    Total Assets....................................................................................  $  3,731,867

                                            LIABILITIES
Current liabilities.................................................................................  $  2,030,884
Long-term debt......................................................................................       549,547
Due to directors....................................................................................       149,379
Deferred income taxes...............................................................................       119,726
    Total Liabilities...............................................................................     2,849,536

                                        STOCKHOLDERS' EQUITY
Capital stock.......................................................................................           380
Retained earnings...................................................................................       923,164
Cumulative translation adjustments..................................................................       (41,213)
    Total Stockholders' Equity......................................................................       882,331
    Total Liabilities and Stockholders' Equity......................................................  $  3,731,867

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE AND REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           4
Risk Factors.....................................           8
Use of Proceeds..................................          15
Dividend Policy..................................          16
Capitalization...................................          17
Dilution.........................................          18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          19
Business.........................................          22
Management.......................................          27
Principal Stockholders and Selling
  Securityholders................................          32
Certain Transactions.............................          34
Description of Securities........................          35
Shares Eligible for Future Sale..................          37
Certain United States Federal Income Tax
  Considerations.................................          37
Investment Canada Act............................          39
Underwriting.....................................          40
Legal Opinions...................................          43
Experts..........................................          43
Additional Information...........................          44
Indemnification for Securities Act Liabilities...          44
Financial Statements.............................         F-1

                            ------------------------

    UNTIL NOVEMBER 3, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS AFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. IN ADDITION, DEALERS ARE OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.

                             INTERCORP EXCELLE INC.
                        1,065,000 SHARES OF COMMON STOCK
                          1,065,000 REDEEMABLE COMMON
                            STOCK PURCHASE WARRANTS

                              SHARPE CAPITAL, INC.
                              AEGIS CAPITAL CORP.

                              KLEIN MAUS AND SHIRE
                                  INCORPORATED

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 9, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------